UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1)

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Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule §240.14a-12

ModusLink Global Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MODUSLINK GLOBAL SOLUTIONS, INC.

1601 TRAPELO ROAD

WALTHAM, MASSACHUSETTS 02451

PRELIMINARY PROXY MATERIAL – SUBJECT TO COMPLETION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2013

To the Stockholders of ModusLink Global Solutions, Inc.:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders (the “2012 Meeting”) of ModusLink Global Solutions, Inc. (the “Company”) will be held at                     , on                     , 2013, at         Eastern time, for the following purposes:

1. To elect two Directors to serve in Class I until the 2015 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

2. To amend the Company’s Restated Certificate of Incorporation to declassify the Board of Directors;

3. To approve, on an advisory basis, the compensation of our named executive officers;

4. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year; and

5. To transact such other business that may properly come before the 2012 Meeting or any adjournments or postponements thereof.

The Board has no knowledge of any other business to be transacted at the 2012 Meeting. Only stockholders of record at the close of business on                     , 2013 are entitled to notice of, and to vote at, the 2012 Meeting and any adjournments or postponements thereof. All stockholders are cordially invited to attend the 2012 Meeting.

By Order of the Board of Directors,

Waltham, Massachusetts January , 2013	Peter L Gray, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

IMPORTANT

Whether or not you expect to attend the 2012 Meeting in person, please submit your proxy to vote as soon as possible. As an alternative to voting in person at the 2012 Meeting, you may submit your proxy via the Internet, by telephone, or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “How to Vote” on page 1 of the Proxy Statement. You may revoke a previously delivered proxy at any time prior to the 2012 Meeting. If you decide to attend the 2012 Meeting and wish to change your proxy vote, you may do so by voting in person at the 2012 Meeting.

Please note that if you hold your shares in “street name” (through a bank, broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership in the Company as of the record date to be allowed into the 2012 Meeting.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: 877-750-5836

Banks and Brokers Call Collect: 212-750-5834

Use of cameras, cell phones, recording equipment and other electronic devices will not be permitted at the 2012 Meeting. The Company reserves the right to inspect any person or item prior to admission to the 2012 Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2012 Meeting To Be Held on                     , 2013: This Proxy Statement and our 2012 Annual Report are available for viewing, printing and downloading at www.moduslink.com/proxymaterials.

MODUSLINK GLOBAL SOLUTIONS, INC.

1601 TRAPELO ROAD

WALTHAM, MASSACHUSETTS 02451

                    , 2013

Dear ModusLink Global Solutions Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders (the “2012 Meeting”) of ModusLink Global Solutions, Inc., which will be held at                     , on                     , 2013, at         Eastern time.

Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow. Also included are a WHITE Proxy Card and postage-paid return envelope. You are urged to read the Proxy Statement carefully and, whether or not you plan to attend the 2012 Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed WHITE proxy card or (b) by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

Whether or not you plan to attend the 2012 Meeting, it is important that your shares are represented and voted at the 2012 Meeting. Therefore, I urge you to promptly submit your proxy to vote via the Internet, by telephone or by signing, dating and returning the completed WHITE proxy card. Voting by any of these methods will ensure your representation at the 2012 Meeting.

I look forward to greeting those of you who attend the 2012 Meeting.

Sincerely,

Francis J. Jules,
Chairman of the Board

YOUR VOTE IS VERY IMPORTANT

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: 877-750-5836

Banks and Brokers Call Collect: 212-750-5833

MODUSLINK GLOBAL SOLUTIONS, INC.

1601 TRAPELO ROAD

WALTHAM, MASSACHUSETTS 02451

PRELIMINARY PROXY MATERIAL – SUBJECT TO COMPLETION

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on                     , 2013

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of ModusLink Global Solutions, Inc., a Delaware corporation (“we” or the “Company”), for use at the Company’s 2012 Annual Meeting of Stockholders (the “2012 Meeting”), which will be held at             , on                     , 2013, at             Eastern time, and at any adjournments or postponements thereof. On or about                     , 2013, we are mailing these proxy materials together with an annual report, consisting of our Annual Report on Form 10-K for the fiscal year ended July 31, 2012 (the “2012 Annual Report”) and other information required by the rules of the Securities and Exchange Commission. The Company’s principal executive offices are located at 1601 Trapelo Road, Waltham, Massachusetts 02451 and its telephone number is (781) 663-5000.

STOCKHOLDERS ENTITLED TO VOTE

Only holders of record of the Company’s (i) common stock, par value $.01 per share (the “Common Stock”), (ii) Series A Junior Participating Preferred Stock, par value $.01 per share (the “Series A Stock”) and (iii) Series B Junior Participating Preferred Stock, par value $.01 per share (the “Series B Stock”) as of the close of business on                     , 2013 (the “Record Date”), are entitled to notice of and to vote at the 2012 Meeting. As of the Record Date,             shares of Common Stock were outstanding. No shares of Series A Stock or Series B Stock were outstanding as of the Record Date; therefore, only holders of record of the Company’s Common Stock on the Record Date will vote at the 2012 Meeting. Each share of Common Stock entitles the record holder thereof to one vote on each matter brought before the 2012 Meeting.

HOW TO VOTE

Your vote is very important to the Board. Whether or not you plan to attend the 2012 Meeting, we urge you to submit your proxy to vote your shares today.

If You Are a Registered Holder of Common Stock

If you are a registered holder of Common Stock, you may vote your shares either by voting by proxy in advance of the 2012 Meeting or by voting in person at the 2012 Meeting. By submitting a proxy, you are legally authorizing another person to vote your shares on your behalf. We urge you to use the enclosed WHITE proxy card to vote FOR the Board’s nominees. If you submit your executed WHITE proxy card, but you do not indicate how your shares are to be voted, then your shares will be voted in accordance with the Board’s recommendations set forth in this Proxy Statement. In addition, if any other matters are brought before the 2012 Meeting (other than the proposals contained in this Proxy Statement), then the individuals listed on the WHITE proxy card will have the authority to vote your shares on those other matters in accordance with their discretion and judgment.

Whether or not you plan to attend the 2012 Meeting, we urge you to promptly submit a proxy: (a) via the Internet or by telephone following the easy instructions on the enclosed WHITE proxy card or (b) by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. If you later decide to attend the 2012 Meeting and vote in person, that vote will automatically revoke any previously submitted proxy.

If You Hold Your Shares in “Street Name”

If you hold your shares in “street name”, i.e., through a bank, broker or other holder of record (a “custodian”), your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-discretionary” items, such as the election of Directors.

Under the rules of The NASDAQ Stock Market LLC (“Nasdaq”), if you do not give instructions to your custodian, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of the appointment of our independent registered public accounting firm (Proposal 4) is a discretionary item. The election of Directors (Proposal 1) and the declassification of the Board (Proposal 2) are non-discretionary items, as is the advisory vote on executive compensation (Proposal 3). Accordingly, if you do not give instructions to your custodian with respect to such proposals, or if your custodian does not exercise its discretionary authority with respect to such proposals, your shares will be treated as “broker non-votes” on these particular matters. “Broker non-votes” are shares with respect to which a bank or brokerage firm does not receive voting instructions from the beneficial holder and does not have or exercise the discretionary authority in voting on a proposal.

Accordingly, we urge you to promptly give instructions to your custodian to vote FOR the Board’s nominees by using the WHITE voting instruction card provided to you by your custodian. Please note that if you intend to vote your street name shares in person at the 2012 Meeting, you must provide a “legal proxy” from your custodian at the 2012 Meeting.

How Does the Board Recommend I Vote?

The Board recommends a vote:

FOR the election of each of the Board’s nominees;

FOR the approval of the amendment of the Company’s Restated Certificate of Incorporation to declassify the Board;

FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as such information is disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure beginning on page [23] (commonly referred to as “say-on-pay”); and

FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year.

If You Receive a Proxy From Another Party

Representatives of Clinton Spotlight Master Fund, L.P. (“Clinton”), Handy & Harman Ltd. (“HNH”) and Peerless Systems Corporation (“Peerless”) have each stated that they may propose their own Director nominees at the 2012 Meeting. The Company does not know whether any of Clinton, HNH or Peerless will in fact nominate individuals for election as Directors at the 2012 Meeting or solicit proxies for that purpose. Nominations by Clinton, HNH or Peerless have NOT been endorsed by the Board. The Company is not responsible for the accuracy of any information contained in any proxy solicitation materials used by Clinton, HNH or Peerless or any other statements that they may otherwise make.

The Board recommends that you DO NOT sign or return any proxy card that may be sent to you by Clinton, HNH or Peerless, even as a protest. Voting against nominees on any proxy card other than a proxy card sent to you by the Company is not the same as voting for the Board’s nominees, because a vote cast on any other proxy card will revoke any previous proxy submitted by you. If you have previously submitted any other color proxy card, we urge you to revoke that proxy by voting in favor of the Board’s nominees by using the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will be counted.

Questions on How to Vote

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: 877-750-5836

Banks and Brokers Call Collect: 212-750-5834

QUORUM AND VOTES REQUIRED

Quorum

The presence of a majority of the outstanding shares of Common Stock represented in person or by proxy and entitled to vote at the 2012 Meeting will constitute a quorum.

Votes Required

The two nominees for Director receiving the highest vote totals will be elected as Directors of the Company.

Approval of Proposal 2 requires the affirmative vote of seventy-five percent (75%) of the outstanding shares of Common Stock entitled to vote.

Approval of Proposals 3 and 4 requires the affirmative vote of a majority of the votes cast.

Withheld Votes, Abstentions and Broker Non-Votes

Abstentions and broker non-votes will be considered shares “present and entitled to vote” for the purpose of determining whether a quorum exists. A “broker non-vote” occurs when a custodian does not vote on a particular proposal because it has not received voting instructions from the applicable beneficial owner and does not have discretionary voting power on the matter in question.

With respect to Proposals 1 (Election of Directors), 3 (Advisory Vote on Executive Compensation) and 4 (Ratification of Independent Registered Public Accounting Firm), abstentions and any “broker non-votes” will not be included in the vote totals and, as such, will have no effect on the outcome of these proposals.

With respect to Proposal 2 (Declassification of Board), abstentions and any “broker non-votes” will have the same effect as votes cast against Proposal 2.

ATTENDANCE AT THE ANNUAL MEETING

Attendance at the 2012 Meeting or any adjournment or postponement thereof will be limited to stockholders of the Company and its permitted guests. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the 2012 Meeting or any adjournment or postponement thereof. Please be prepared to present photo identification for admission. If you hold your shares in street name, you will need to provide proof of beneficial ownership, such as a brokerage account statement or other similar evidence of ownership, as well as photo identification, in order to be admitted to the 2012 Meeting. Please note that if you hold your shares in street name and intend to vote in person at the 2012 Meeting, you must also provide a “legal proxy” obtained from your custodian.

HOW TO REVOKE YOUR PROXY

Your proxy is revocable. The procedure you must follow to revoke your proxy depends on how you hold your shares.

If you are a registered holder of Common Stock, you may revoke a previously submitted proxy by submitting another valid proxy (whether by phone, the Internet or mail) or by providing a signed letter of revocation to the Secretary of the Company, at the principal executive offices of the Company, 1601 Trapelo Road, Waltham, Massachusetts 02451, before the closing of the polls at the 2012 Meeting. Only the latest-dated validly executed proxy will count. You also may revoke any previously submitted proxy by attending the 2012 Meeting and voting your shares in person. Note that simply attending the 2012 Meeting without taking one of the above actions will not revoke your proxy.

If you hold shares in street name, in general, you may revoke a previously submitted voting instruction by submitting to your custodian another valid voting instruction (whether by phone, the Internet or mail) or a signed letter of revocation. Please contact your custodian for detailed instructions on how to revoke your voting instruction and the applicable deadlines.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board has seven members and is currently divided into three classes. A class of Directors is elected each year for a three-year term. Subject to approval of Proposal 2, commencing with the Company’s 2013 Annual Meeting of Stockholders, the Board will be declassified and Directors will be elected annually for one-year terms, except that Directors elected prior to the Company’s 2013 Annual Meeting of Stockholders (including those directors elected under this Proposal 1) will continue to serve the balance of their existing three-year terms. If Proposal 2 is not approved, the Board will remain classified and Directors will continue to be elected for three-year terms.

The current term of the Company’s Class I Directors, who are Francis J. Jules and Michael J. Mardy, will expire at the 2012 Meeting. On June 11, 2012, Joseph C. Lawler, the Company’s former President and Chief Executive Officer and Class I Director, resigned from the Board. In connection with Mr. Lawler’s resignation from the Board, Class I was reduced to two members to eliminate the vacancy created thereby. The nominees for Class I Director for election at the 2012 Meeting are Francis J. Jules and Michael J. Mardy. If either of Mr. Jules or Mr. Mardy is elected at the 2012 Meeting, such individual will be elected to serve for a term of three years that will expire at the Company’s 2015 Annual Meeting of Stockholders and until such individual’s successor is elected and qualified. The persons named as proxies will vote for each of Mr. Jules and Mr. Mardy for election to the Board as a Class I Director unless the proxy card is marked otherwise.

THE BOARD RECOMMENDS USING THE ENCLOSED WHITE PROXY CARD TO VOTE FOR THE TWO NOMINEES LISTED BELOW.

Clinton, HNH and Peerless have each stated that it may propose its own Director nominees for election at the 2012 Meeting. If any of Clinton, HNH or Peerless does in fact nominate candidates for election to the Board, the number of nominees for election as Directors at the 2012 Meeting will exceed the number of Directors to be elected at the 2012 Meeting. The two nominees standing for election who receive the greatest number of votes cast at the 2012 Meeting will be elected as Directors.

The Board recommends that you DO NOT sign or return any proxy card that may be sent to you by Clinton, HNH or Peerless, even as a protest. Voting against nominees on any proxy card other than the WHITE proxy card sent to you by the Company is not the same as voting for the Board’s nominees, because a vote cast on any other proxy card will revoke any previous proxy submitted by you. If you have previously submitted any other color proxy card, we urge you to revoke that proxy by voting in favor of the Board’s nominees by using the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will be counted.

Background to the Other Solicitations

On November 16, 2011, the Company announced that the Board had unanimously decided to explore strategic alternatives aimed at enhancing stockholder value and that the Company had retained Goldman, Sachs & Co. as its financial advisor to undertake a comprehensive and thorough review of viable strategic alternatives. The strategic alternatives review process has been overseen primarily by a committee of the Board comprised of Jeffrey J. Fenton, Virginia G. Breen and Francis J. Jules in regular consultation with the full Board; Mr. Fenton is the chairman of the committee. The Company has explored various alternatives seeking to enhance stockholder value, including a possible sale of the Company or equity investment in the Company, in an effort to enhance and/or realize value in respect of its supply chain business, as well as realize the value of certain of the Company’s deferred tax assets, including those generated by net operating losses and certain other tax attributes.

Clinton Solicitation

Beginning in March of 2012 the Company and its advisors began discussions with Clinton regarding a potential transaction with the Company. On March 7, 2012, the Company received a letter from Clinton, pursuant to which Clinton and its affiliates proposed to make an equity investment in the Company in the event that the Company determined to sell substantially all of the Company’s supply chain business. The purchase price of such investment would be at a mutually agreed premium to the tangible asset value of the Company following such asset sale and the distribution of a substantial portion of the cash generated therefrom. In addition, the proposal was conditioned upon the Company’s appointment of new executive management to be designated by Clinton. On March 26, 2012, upon execution by Clinton and the Company of a customary confidentiality agreement, Clinton was given access to the due diligence materials provided in the Company’s electronic data room. The Company, its legal and financial advisors and Clinton and its legal counsel continued to exchange drafts of a term sheet and negotiate the terms of potential transactions with Clinton.

On May 23, 2012 the Company received an alternative proposal from Clinton, pursuant to which Clinton and its affiliates proposed, if the Company disposed of its supply chain business, to make an equity investment in the Company immediately following such sale (although the proposal noted that Clinton was willing to modify the proposal should the Company decide to retain its supply chain business in the near or mid-term). The purchase price of such investment would be at a mutually agreed premium to the tangible asset value of the Company following such asset sale. The proposal provided the Company’s existing stockholders an option at the time of a sale of the supply chain business to either receive a portion of these sale proceeds through the distribution of a substantial portion of the net cash proceeds of sale, or elect to maintain all or a portion of their investment in the Company. The Company would be expected to pursue a new business plan that Clinton believed could effectively utilize certain of the Company’s deferred tax assets. The proposal also required the election of three independent directors designated by Clinton to a newly constituted five-person Board and the Company’s appointment of new executive management to be designated by Clinton.

Following the Company’s receipt of the May 23rd letter, the Company and its advisors continued discussions with Clinton regarding a potential transaction and a non-disclosure agreement was executed on June 11, 2012 addressing certain proprietary terms of Clinton’s proposal. Following the execution of the NDA the Company and Clinton exchanged mark-ups of a term sheet which included a revised proposal from Clinton pursuant to which Clinton and its affiliates would make an equity investment in the Company and also invest directly in a newly formed subsidiary of the Company that would follow a new business plan that Clinton believed could effectively utilize certain of the Company’s deferred tax assets and be managed by designees of Clinton. The alternative proposal required the Company to re-invest substantially all of the proceeds of the Clinton investment in the newly formed subsidiary and to appoint a representative of Clinton to the Board. The Board has determined that the terms and structures discussed with Clinton to date have not met the strategic objectives of the Company, as such proposals have limited the use of proceeds of the investment to an unacceptably narrow range of uses or have been unacceptable from an economic point of view.

On October 22, 2012, Clinton sent a letter to the Company’s corporate secretary purportedly providing notice of its intent to nominate three directors, Gregory P. Taxin, Seth E. Gardner and Kenneth S. Grossman, at the 2012 Meeting to stand for election to the Board. As Class I was reduced in size to two members on June 11, 2012 in connection with the resignation of Joseph C. Lawler, the Company’s Chief Executive Officer, from the Board of Directors, only two such individuals may be nominated at the 2012 Meeting.

HNH Solicitation

On March 7, 2012 HNH requested a waiver exemption under the Tax Benefit Preservation Plan to permit the purchase by HNH of up to 19.9% of the Company’s Common Stock. On March 22, 2012, the Company sent a letter to HNH explaining that it had granted the requested waiver under the Tax Benefit Preservation Plan, but that the waiver did not extend to the Company’s Rights Agreement, dated March 21, 2012.

In connection with the Company’s review of strategic alternatives, in June 2012 the Company and its advisors began discussions with HNH in respect of a potential equity investment in the Company’s Common Stock, which have continued through the date hereof. On June 27, 2012, upon execution by HNH and the Company of a customary confidentiality agreement, HNH was given access to the due diligence materials provided in the Company’s electronic data room. During these discussions HNH and the Company exchanged numerous proposals, beginning with a letter sent to the Company on July 11, 2012 (the “July 11 Letter”) pursuant to which HNH offered to purchase up to 23 million shares of the Company’s Common Stock at a cash purchase price per share in the range of $3.75 to $5.25 subject to customary conditions including the completion of satisfactory due diligence. HNH’s offer detailed in the July 11 Letter was also conditioned upon receiving three of seven seats on the Board and senior management positions to be designated by HNH and its affiliates to oversee operations of the Company.

Following the receipt of the July 11 Letter, the Company entered into discussions with HNH. Through early September 2012, the Company, its legal and financial advisors and HNH and its legal counsel continued to exchange drafts of a term sheet and negotiate the terms of a potential transaction including HNH’s proposal to make a direct investment in the Company’s Common Stock of approximately $100 million in the aggregate at a cash purchase price of approximately $5 per share. As part of these ongoing negotiations, HNH participated in a management presentation on September 13, 2012. HNH was also invited to present its business plan for the Company at the Board’s September 19 meeting; however, on the evening before the planned presentation, HNH submitted a different and significantly diminished proposal in a letter dated September 18, 2012 (the “September 18 Letter”) pursuant to which HNH would only invest on a pro rata basis in a rights offering intended to raise up to $100 million, provided that other stockholders subscribed for at least $20 million of the Company’s Common Stock at $5 per share. HNH’s revised offer was further conditioned upon the Company agreeing to appoint two of its representatives to the Board immediately upon an agreement in principle on a term sheet but before definitive agreements would bind HNH to make an investment. HNH also offered, although the Company had not solicited, a bridge loan facility for up to $50 million at an annual rate of 10%, increasing at a rate of 1% per month commencing on April 1, 2013, which would mature upon the earlier of the closing of the rights offering and September 30, 2013. In addition, upon entering into the bridge loan the September 18 Letter required the Company to issue to HNH warrants to acquire up to 19.9% of the Company’s Common Stock for an exercise price of $0.01. Upon receipt of this materially different and conditional proposal (including Board representation prior to consummation of the proposed transaction), the Board disinvited HNH from presenting at the September 19, 2012 Board meeting, and advisors for the Company sought to have HNH restore the prior proposal.

On September 28, 2012, HNH sent a letter to the Company’s corporate secretary purportedly providing notice of its intent to nominate three directors, Warren G. Lichtenstein, Glen M. Kassan and Richard K. McClelland, at the 2012 Meeting to stand for election to the Board. As Class I was reduced in size to two members on June 11, 2012, only two such individuals may be nominated at the 2012 Meeting.

Notwithstanding these developments, the Company maintained communications with HNH, and on October 9, 2012, HNH sent a letter to the Company (the “October 9 Letter”) withdrawing its September 18 proposal and resurrecting its proposal to invest up to $100 million in the Company’s Common Stock at a per share price of $5, without a related rights offering. This offer was further conditioned upon HNH being granted three of seven seats on the Board, the appointment of Mr. Lichtenstein as chairman of the board of directors, and approval rights as to and the appointment of the Company’s CEO. Following the receipt of the October 9 Letter, HNH’s representatives were provided the Company’s most recent forecasts and access to members of management and the Board. HNH, the Company and their respective representatives also reentered into discussions and exchanged multiple drafts of a term sheet. HNH insisted that it would not proceed to conduct additional due diligence unless the Company agreed to a period of exclusivity (or agreed to reimburse HNH’s expenses up to $750,000). On November 27, 2012 HNH submitted through its representatives a mark-up of the term sheet (the “November 27 Term Sheet”) that contained a limited set of open issues on the principal terms and included the $100 million direct investment and purchase price of $5 per share. Upon receipt of the November 27 Term Sheet and confirmation by the Company’s advisors with HNH of the size and purchase price of HNH’s investment, the Company offered through its representatives to accept the principal terms set forth in the November 27 Term Sheet with the exception of the timing for completion of HNH’s due diligence and offered HNH a period of exclusivity. At that time the Company believed that it and HNH had agreed upon all of the material terms of the potential transaction other than the timing for completion of HNH’s due diligence, and delivered to HNH’s legal counsel on December 1, 2012 a proposed exclusivity letter and on December 6, 2012 definitive documentation reflecting such agreed upon terms. To date, HNH has not provided a mark-up or other response to the definitive documentation provided by the Company’s legal counsel to HNH’s legal counsel on December 17, 2012.

On December 17, 2012, HNH sent a letter to the Board pursuant to which it withdrew its previous proposals, including the amount of any direct investment and the $5 per share purchase price, and proposed that the Company immediately appoint two directors designated by HNH to the Board and then to conduct a rights offering to be backstopped by HNH on terms to be determined by the Board following the appointment of the HNH directors. HNH further expressed concern about the Company’s business performance and prospects, purporting to justify its decision to withdraw its prior proposals based on changes in the Company’s financial position, results and prospects since its original September proposal. On December 21, 2012, the Company responded to HNH and advised it that at the time of what the Company believed was HNH’s acceptance of the principal terms in late November, including the $5 per share purchase price, that HNH and its advisors had received the Company’s then current financial information and forecast and that no change in this information had occurred since that time. HNH was urged to provide a definitive proposal, whether conforming to the November 27 Term Sheet or, if HNH was withdrawing its proposal, the revised terms it was then proposing.

Peerless Solicitation

At the Company’s 2011 Annual Meeting of Stockholders, Peerless nominated Timothy E. Brog and Jeffrey S. Wald for election to the Board and presented a non-binding stockholder proposal recommending that the Board amend the Company’s certificate of incorporation and the Bylaws to eliminate the Company’s classified Board. Mr. Wald was elected to hold office until the Company’s 2014 Annual Meeting of Stockholders and until his successor has been duly elected and qualified.

On October 18, 2012, Peerless sent a letter to the Company’s corporate secretary purportedly providing notice of its intent to nominate two directors, Timothy E. Brog and James W. Westphal, at the 2012 Meeting to stand for election to the Board and its intent to present a non-binding stockholder proposal recommending that the Board amend the Company’s certificate of incorporation and the Bylaws to eliminate the Company’s classified Board.

Information Concerning the Directors and the Board’s Nominees

Biographical and certain other information concerning the members of the Board and the nominees for election as a member of the Board, each of whom has consented to be named in this Proxy Statement and to serve if elected, are set forth below:

Class I Director Nominees for a three year term expiring at the 2015 Annual Meeting of Stockholders

Francis J. Jules, age 56. Mr. Jules has served as a Director of the Company since February 2003. Mr. Jules served as presiding director from August 2006 until November 2011 and was appointed non-executive Chairman of the Board on November 15, 2011. Mr. Jules has served as President, Global Business Solutions, of AT&T, Inc., a local telephone and access provider, since November 2010. From September 2007 until November 2010, Mr. Jules served as President and Chief Executive Officer of AT&T Advertising Solutions, a subsidiary of AT&T, Inc. From November 2005 until September 2007, Mr. Jules served as Senior Vice President, Network Integration, of AT&T Operations, Inc. From February 2003 to November 2005, Mr. Jules served as President of SBC Global Markets East, a subsidiary of SBC Communications, Inc., a data, voice and Internet service provider. During 2002, Mr. Jules served as Chief Executive Officer and as a director of US LEC Corp., a public telecommunications company now conducting business as PAETEC Holding Corp. Mr. Jules provides the Board with experience through his service in executive leadership roles in global organizations in the telecommunications industry, including extensive sales management responsibilities and expertise.

Michael J. Mardy, age 63. Mr. Mardy has served as a Director of the Company since May 2003. Since July 2003, Mr. Mardy has served as Executive Vice President and Chief Financial Officer of Tumi Holdings, Inc., a retailer of prestige luggage and business accessories. Since April 2012, Mr. Mardy has also served as a director of Tumi Holdings, Inc. Mr. Mardy is also the chairman of the audit committee and a member of the compensation committee of the board of directors of Green Mountain Coffee Roasters, Inc. Mr. Mardy provides to the Board expertise in finance and accounting, including experience gained through a career in finance including serving as chief financial officer of several companies. Mr. Mardy also brings experience serving as a public company outside director and chairman of public company audit committees.

The Board’s Recommendation

We believe that Messrs. Jules and Mardy are highly qualified and in light of their experience, relevant expertise, and diverse industry and educational backgrounds, these nominees, who bring leadership based on their executive leadership roles with global companies, will serve as superior and independent Board members best suited to lead ModusLink into the future. We believe that the continuity of Mr. Jules’s leadership as Chairman of the Board is critical to the Company during this period in which the Company is preparing to transition leadership to a new Chief Executive Officer. We also believe that Mr. Mardy’s on-going role as chairman of the Company’s Audit Committee is critical to the implementation of the Company’s changes to its accounting policies and systems following completion of its restatement of financial reports for prior periods.

We believe that each of our nominees has professional experience in areas relevant to our strategy and operations and offers experience, leadership and continuity at a critical time for the Company’s future. Mr. Mardy also brings experience serving as a public company outside director and chairman of public company audit committees. Mr. Jules provides the Board with experience through his service in executive leadership roles in global organizations in the telecommunications industry, including extensive sales management responsibilities and expertise. We further believe that our nominees have other attributes necessary to create an effective board: high personal and professional ethics, integrity and values; vision and long-term strategic perspective; practical judgment and excellent decision-making skills; the ability to devote significant time to serve on our board and its committees and to work in a collaborative manner with other board members; and a commitment to representing the long-term interests of all our stockholders.

The Board unanimously recommends a vote FOR each of the two above nominees for Director using the enclosed WHITE proxy card.

Vote Required

The two nominees for Director receiving the highest vote totals will be elected as Directors of the Company. With respect to this proposal to elect Directors and assuming that any of Clinton, HNH or Peerless does in fact nominate its own slate of two Directors, withheld votes and any “broker non-votes” would have the effect of reducing the likelihood that the applicable Director nominee of the Company would be elected, as only the two nominees that receive the highest vote totals will be elected. If none of Clinton, HNH or Peerless nominates any Directors, withheld votes and “broker non-votes” will have no practical effect in the election of Directors, as only two nominees will be up for election.

Class II Directors Continuing in Office until the 2013 Annual Meeting of Stockholders

Virginia G. Breen, age 48. Ms. Breen has served as a Director of the Company since April 2001. Since July 2011, Ms. Breen has been a Partner of Chelsea Partners, a company providing board advisory services. From 1995 to 2011, Ms. Breen was a General Partner of Blue Rock Capital, L.P., a venture capital firm, which she co-founded, that invests in information technology and service businesses. Ms. Breen was also a General Partner of Sienna Ventures, a venture capital firm that invests in information technology and service businesses from 2002 to 2011. In addition, Ms. Breen serves as a Director/Trustee of two alternative asset funds that are associated with Bank of America/US Trust Company, N.A. and 10 hedge fund complexes associated with UBS Alternative Investments US. Ms. Breen is also a director of LaSalle, a public REIT. Ms. Breen provides the Board with extensive industry knowledge in information technology and service business markets, as well as leadership and governance experience through service as a director of numerous financial services investment funds sponsored by leading investment banking firms.

Edward E. Lucente, age 72. Mr. Lucente has served as a Director of the Company since April 2006. From January 1998 to December 2000, Mr. Lucente served as President, Chief Executive Officer and Chairman of the Board of QMS, Inc., a developer, manufacturer, and supplier of document printing solutions. From 1991 to 1993, Mr. Lucente served as Executive Vice President of Northern Telecom (Nortel), a designer and manufacturer of telephone and IP-optimized networks. From 1961 to 1991, Mr. Lucente served in various senior management positions with International Business Machines Corporation (IBM), including President of the Information Products Division; Group Executive, Marketing, Services and Sales; and IBM Vice President and Group Executive, Asia Pacific Group. Mr. Lucente is also a Trustee Emeritus of Carnegie Mellon University. Mr. Lucente brings to the Board leadership experience, including service in executive roles at several international corporations, sales and marketing insights, as well as extensive experience overseas, especially in Asia.

Joseph M. O’Donnell, age 66. Mr. O’Donnell has served as a Director of the Company since November 2010. From March 2008 to April 2009, Mr. O’Donnell served as Chief Executive Officer of Inmar Inc., a leading provider of technology-driven logistics and supply chain software and services. From June 1994 to May 2006, Mr. O’Donnell served as Chief Executive Officer and Chairman of the Board of Directors of Artesyn Technologies, Inc., a supplier of power conversion equipment and real-time embedded computing solutions to telecommunications equipment suppliers. Mr. O’Donnell currently serves as a director of DTx Inc. and as a trustee of the BPV Family of Funds, a diversified, open-end management investment company advised by BPV Wealth Management, LLC. Mr. O’Donnell also serves as a member of the University of Tennessee School of Business Advisory Board and as a member of the National Association of Corporate Directors (“NACD”) board of directors (Florida chapter). Mr. O’Donnell is a NACD Governance Fellow and a member of the NACD standing committee on risk. Mr. O’Donnell’s prior board experience includes Boca Research Inc., Cincinnati Microwave Inc., Comverge, Inc., Comverse Technology, Inc., MTS Systems Corporation, Parametric Technology Corporation, Superior Essex Inc. and V Band Corp. Mr. O’Donnell brings to the Board over 30 years of management experience in the technology, electronics and supply chain industries, including service in the chief executive officer role, as well as extensive experience serving as an outside director of multiple public companies.

Class III Directors Continuing in office until the 2014 Annual Meeting of Stockholders

Jeffrey J. Fenton, age 55. Mr. Fenton has served as a Director of the Company since November 2010. Mr. Fenton was initially appointed to the Board pursuant to a Settlement Agreement among the Company, LCV Capital Management, LLC, Raging Capital Management, LLC and certain of their affiliates, dated October 20, 2010. Since March 2004, Mr. Fenton has served as a Principal of Devonshire Advisors LLC, an advisory services firm. From March 2004 to April 2008, Mr. Fenton also served as Senior Advisor to Cerberus Capital Management L.P., a leading private investment firm. Mr. Fenton served as a director of Bluelinx Holdings Inc., Formica Corporation, IAP Worldwide Services, Global Motorsports Group, Inc. and Transamerica Trailer Leasing Co. Mr. Fenton brings to the Board significant finance, international business and leadership experience, having served as a senior advisor at a leading private investment firm as well as chief executive officer of a major industrial company.

Jeffrey S. Wald, age 38. Mr. Wald has been a Director of the Company since February 2012. Mr. Wald was elected to the Board at the Company’s 2011 annual meeting of stockholders after being nominated for election by Peerless Systems Corporation. Since May 2010, Mr. Wald has been the Chief Operating Officer and Chief Financial Officer of Work Market, Inc., a labor resource platform that he co-founded that enables an on demand work force. Mr. Wald was a consultant to Peerless Systems Corporation from December 2008 until October 2010, advising the company on a day-to-day basis regarding sourcing and executing potential acquisitions, and from 2010 to 2012, served as a director of Peerless Systems Corporation. From May 2008 to May 2010, Mr. Wald was a Managing Director at Barington Capital Group, L.P. an activist hedge fund manager, where he initiated investments and managed Barington’s portfolio of investments. From March 2007 through May 2008, Mr. Wald was the Chief Operating Officer and Chief Financial Officer of Spinback, Inc., an internet commerce company he co-founded. From January 2003 to March 2007, Mr. Wald was a Vice President at The GlenRock Group, a private equity firm which invests in undervalued, middle market companies as well as emerging and early stage companies. Earlier in his career, Mr. Wald held positions in the mergers and acquisitions department at J.P. Morgan Chase & Co. Mr. Wald is currently a director of Work Market, Inc. and CoStar Technologies, Inc., where he also serves on the audit committee. From 2009 to 2010, Mr. Wald also served on the board of Register.com. Mr. Wald brings to the Board substantial experience in the area of venture capital, technology, principal investing and operations.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Company maintains a corporate governance page on its website which includes key information about its corporate governance initiatives, including its Code of Business Conduct and Ethics, Corporate Governance Guidelines, and charters for each of the Audit Committee, Human Resources and Compensation Committee and Nominating and Corporate Governance Committee of the Board. The corporate governance page can be found by clicking on “Governance” under the Investor Relations tab on our website at www.moduslink.com. The contents of our website are not part of this Proxy Statement, and our internet address is included in this document as an inactive textual reference only.

The Company has policies and practices that promote good corporate governance and are compliant with the listing requirements of Nasdaq and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board has adopted clear corporate governance policies;

•	A majority of the Board members are independent of the Company and its management;

•	All members of the Audit Committee, the Human Resources and Compensation Committee, and the Nominating and Corporate Governance Committee are independent;

•	The independent members of the Board meet regularly without the presence of management;

•

The Company has a code of business conduct and ethics, which applies to all employees, is monitored by its internal audit function and Chief Compliance Officer and is annually affirmed by its employees;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•

The Company has an ethics hotline available to all employees, and the Company’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters;

•

The Company’s internal audit control function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to the Company’s Audit Committee; and

•	The Company also has stock ownership guidelines for its non-employee Directors and executive officers.

Board Leadership Structure

On November 15, 2011, the Board determined, as an enhancement to its governance structure, to separate the Chairman and Chief Executive Officer roles and appointed Mr. Jules to serve as the non-executive Chairman of the Board. The duties of the non-executive Chairman include (i) calling and chairing meetings of the Board, including meetings of the independent Directors (ii) setting the agenda for and chairing meetings of the independent Directors in executive session, (iii) chairing the annual meeting of stockholders, (iv) briefing the Chief Executive Officer on issues arising from and/or discussed in executive sessions of the independent Directors, (v) facilitating discussions among independent Directors on key issues regarding the Company, (vi) facilitating communications between other members of the Board and the Chief Executive Officer (however, each Director is free to communicate directly with the Chief Executive Officer), (vii) in the event a stockholder seeks to communicate with the Board, accepting and responding to such communications, (viii) reviewing periodically the Company’s business plan, financial performance and other activities with the Chief Executive Officer, (ix) recommending Board committee assignments for consideration by the Nominating and Corporate Governance Committee (provided, however, that no such recommendation shall be required in order for such committee to carry out its duties with respect to committee composition) and (x) in consultation with the other independent Directors and the Chief Executive Officer, developing Board agendas.

Prior to the creation of the non-executive Chairman position, upon the appointment of Mr. Lawler, the Company’s former President and Chief Executive Officer, as Chairman of the Board, the Company established the position of presiding director, to serve as its lead independent director. The duties of the presiding director were similar to those of the non-executive Chairman of the Board. The position of presiding director was eliminated upon the creation of the non-executive Chairman position.

Independence of Members of the Board

The Board has determined that each of Virginia G. Breen, Jeffrey J. Fenton, Francis J. Jules, Edward E. Lucente, Michael J. Mardy, Joseph M. O’Donnell and Jeffrey S. Wald, constituting all of the Directors of the Company, satisfies the criteria for being an “independent director” under the standards of Nasdaq and has no material relationship with the Company other than by virtue of service on the Board.

Board and Committee Meetings

During the fiscal year ended July 31, 2012 (“fiscal 2012”), the Board held thirty-nine (39) meetings (including by telephone conference). During fiscal 2012, each incumbent Director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of the committees on which he or she served. During fiscal 2012, all of the independent Directors of the Company met regularly, in an executive session of a regularly scheduled Board meeting, outside of the presence of the non-independent Director and executive officers of the Company. The Company’s Directors are strongly encouraged to attend the Company’s Annual Meeting of Stockholders.

The Board has an Audit Committee, a Human Resources and Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee reports regularly to the full Board on its activities.

Audit Committee

The Board has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, which assists the Board in fulfilling its responsibilities to stockholders concerning the Company’s financial reporting and internal controls and facilitates open communication among the Audit Committee, Board, outside auditors and management. The Audit Committee discusses with management and the Company’s outside auditors the financial information developed by the Company, the Company’s systems of internal controls and the Company’s audit process. The Audit Committee is solely and directly responsible for appointing, evaluating, retaining and, when necessary, terminating the engagement of the independent auditor. The independent auditors meet with the Audit Committee (both with and without the presence of the Company’s management) to review and discuss various matters pertaining to the audit, including the Company’s financial statements, the report of the independent auditors on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by the Company. The Audit Committee oversees the internal audit functions and the senior-most internal auditor reports directly to the Audit Committee. The Audit Committee pre-approves all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to the Company by the independent auditor. The Audit Committee coordinates the Board’s oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of conduct. The Audit Committee is charged with establishing procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting, internal accounting controls or auditing matters. The Audit Committee reviews all related party transactions on an ongoing basis and all such transactions must be approved or ratified by the Audit Committee. The Audit Committee is authorized, without further action by the Board, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Board has adopted a written charter for the Audit Committee, a copy of which can be found under the “Investor Relations—Governance” section of the Company’s website at www.moduslink.com. The contents of our website are not part of this Proxy Statement, and our internet address is included in this document as an inactive textual reference only. The Audit Committee currently consists of Virginia G. Breen, Francis J. Jules, Edward E. Lucente, Michael J. Mardy (Chair) and Joseph M. O’Donnell, each of whom is independent as defined in applicable Nasdaq listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Mr. Lucente joined the Audit Committee on June 20, 2012. The Audit Committee met sixteen (16) times during fiscal 2012.

Human Resources and Compensation Committee

The Board has a Human Resources and Compensation Committee (the “Compensation Committee”), which administers the Company’s 2010 Incentive Award Plan, 2004 Stock Incentive Plan, 2002 Non-Officer Employee Stock Incentive Plan, 2000 Stock Incentive Plan and Amended and Restated 1995 Employee Stock Purchase Plan, as well as the Company’s cash incentive plans, performance-based restricted stock program and other equity-based awards. The Compensation Committee approves salaries, bonuses and other compensation arrangements and policies for the Company’s executive officers. The Compensation Committee is authorized, without further action by the Board, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Board has adopted a written charter for the Compensation Committee, a copy of which can be found under the “Investor Relations—Governance” section of the Company’s website at www.moduslink.com. The Compensation Committee currently consists of Jeffrey J. Fenton, Francis J. Jules (Chair), Edward E. Lucente, Joseph M. O’Donnell and Jeffrey S. Wald, each of whom is an independent Director as determined in accordance with the Compensation Committee charter and applicable Nasdaq rules. Messrs. O’Donnell and Wald joined the Compensation Committee on June 20, 2012. The Compensation Committee met fifteen (15) times during fiscal 2012.

During fiscal 2012, the Company’s former President and Chief Executive Officer and its Senior Vice President, Human Resources regularly attended Compensation Committee meetings to provide information and recommendations regarding the Company’s executive compensation program. The former President and Chief Executive Officer formulated and presented recommendations regarding any change in the base salary, bonus, equity compensation and other benefits of other executive officers, but the Compensation Committee was not bound by such recommendations and the Compensation Committee ultimately approved the compensation of all executive officers. In addition, the Senior Vice President, Human Resources and members of the human resources staff compile relevant data at the request of the Compensation Committee. Other than making recommendations and participating in discussions regarding the compensation of other executive officers, the Company’s former President and Chief Executive Officer generally did not play a role in determining the amount or form of executive compensation. The Compensation Committee generally met in executive sessions without any member of management present when discussing compensation matters pertaining to the former President and Chief Executive Officer and, at times, on other compensation-related matters. The

Compensation Committee also reviewed with the Board the compensation of the former President and Chief Executive Officer, prior to taking final action with respect to such compensation. The former President and Chief Executive Officer did not make proposals or recommendations regarding his own compensation.

In addition, to the extent permitted by applicable law and the provisions of a particular equity-based incentive plan while he was employed by the Company, the Board delegated authority to the former President and Chief Executive Officer to grant stock options to non-executive employees within certain limits, including a prohibition on making grants to direct reports and per person limits, which authority was generally used to facilitate making new hire grants and to recognize promotions or reward special accomplishments and achievements. The Compensation Committee approved the number of shares included in an annual stock option pool for annual grants to non-executive employees and thereafter the former President and Chief Executive Officer was authorized to determine the amounts, recipients and date of grant of the annual stock option grants to non-executive employees. The Board authorized the former President and Chief Executive Officer to make restricted stock awards and restricted stock unit awards to non-executive employees in an amount not to exceed 1,000 shares in any one instance, and 10,000 shares in the aggregate in any fiscal year. Such authority has been given to the Chairman of the Board following the former President and Chief Executive Officer’s announced retirement in June 2012.

The Compensation Committee’s practice is to engage an outside compensation consultant to advise it as needed and to conduct a comprehensive review of executive compensation every two years. In intervening years, it is the Compensation Committee’s practice to adjust the data from the prior year, as it deems necessary, to reflect prevailing market trends for executive compensation. For certain of the years included in the Summary Compensation Table, the Compensation Committee has used Hewitt Associates LLC (“Hewitt”) and Pearl Meyer & Partners (“PM&P”), as discussed below.

Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its compensation consultant. The Company has provided appropriate funding to the Compensation Committee to do so.

In fiscal 2005, the Company retained Hewitt as an independent advisor reporting to the Compensation Committee on executive compensation matters. During the fiscal years ended July 31, 2009 and July 31, 2010, Hewitt provided independent advice on compensation matters pertaining to the named executive officers and our other executives as requested by management or the Compensation Committee. During fiscal 2009, Hewitt reviewed with the Compensation Committee the overall executive compensation landscape, conducted a review of all elements of our executive compensation program, including bonus, long-term incentives, supplemental benefits, perquisites and severance, and provided a competitive review of compensation levels for a selected group of senior executive positions, including the named executive officers. Hewitt’s findings were delivered in early fiscal 2010, and were taken into consideration in making fiscal 2010 executive compensation determinations and fiscal 2011 executive compensation determinations (other than with respect to the compensation of the former President and Chief Executive Officer, as discussed below). Hewitt acted as an advisor to the Compensation Committee and also has provided, with the knowledge and consent of the Compensation Committee, advice and expertise to management on matters to be presented by management to the Compensation Committee. The Company did not retain Hewitt to provide any other services to the Company.

During fiscal 2010, the Compensation Committee retained PM&P as an independent advisor regarding fiscal 2011 compensation of the former President and Chief Executive Officer. In fiscal 2011, the Compensation Committee retained PM&P as its independent executive compensation consultant. None of the Company’s management participated in the Compensation Committee’s decision to retain PM&P. PM&P reports directly to the Compensation Committee and the Compensation Committee may replace PM&P or hire additional consultants at any time. PM&P attends meetings of the Compensation Committee, as requested, and communicates with the Chair of the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of the Company’s executive officers.

PM&P provides various executive compensation services to the Compensation Committee with respect to the Company’s executive officers and other key employees pursuant to a written consulting agreement with the Compensation Committee. The services PM&P provides under the agreement include advising the Compensation Committee on the principal aspects of the Company’s executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of the Company’s program design and award values in relationship to its performance.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that PM&P is independent in providing executive compensation consulting services. The Compensation Committee conducted a specific review of its relationship with PM&P and determined that PM&P’s work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, the SEC and the Nasdaq. In making this determination, the Compensation Committee noted that during fiscal 2012:

•

PM&P did not provide any services to the Company or its management other than service to the Compensation Committee, and it its services were limited to executive compensation consulting. Specifically, it does not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing;

•	Fees from the Company were far less than 1% of PM&P’s total revenue;

•	PM&P maintains a Conflicts Policy which was provided to the Compensation Committee with specific policies and procedures designed to ensure independence;

•	None of the PM&P consultants on the Company matter had any business or personal relationship with Compensation Committee members;

•	None of the PM&P consultants on the Company matter, or PM&P, had any business or personal relationship with executive officers of the Company; and

•	None of the PM&P consultants on the Company matter directly own Company stock.

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

The Compensation Committee reviews executive compensation on an ongoing basis and consults with its independent consultant as deemed necessary. The Compensation Committee also annually reviews the results of the Company’s management succession planning activities as it relates to the management team, and shares its findings with the full Board.

Nominating and Corporate Governance Committee

The Board has a Nominating and Corporate Governance Committee (the “Governance Committee”), which makes recommendations to the Board concerning all facets of the Director-nominee selection process, develops and recommends to the Board corporate governance principles applicable to the Company and oversees the evaluation of the Board and management. The Governance Committee has the authority to engage such independent legal and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Governance Committee is responsible for overseeing an annual self-evaluation of the Board to determine whether it and its committees are functioning effectively and determines the nature of the evaluation, supervises the conduct of the evaluation and prepares an assessment of the performance of the Board, which is discussed with the Board. The Governance Committee also oversees the Company’s enterprise risk management program and activities. The Governance Committee may, at the request of the Board, periodically review and make recommendations to the Board relating to management succession planning, including policies and principles for Chief Executive Officer selection and performance review, as well as policies regarding succession in the event of an emergency or the retirement of the Chief Executive Officer. The Board has adopted a written charter for the Governance Committee, a copy of which can be found under the “Investor Relations—Governance” section of the Company’s website at www.moduslink.com.

In recommending candidates for election to the Board, the Governance Committee considers nominees recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. The Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Governance Committee would recommend the candidate for consideration by the full Board. The Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. The Board requires that all nominees for the Board have a reputation for integrity, honesty and adherence to high ethical standards. In addition, nominees should also have demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company. The Governance Committee will consider nominees for the Board recommended by stockholders in accordance with the Third Amended and Restated Bylaws of the Company (the “Bylaws”).

Stockholders wishing to propose Director candidates for consideration by the Governance Committee may do so by writing, by deadlines specified in the Company’s Bylaws, to the Secretary of the Company and providing information concerning the nominee and his or her proponent(s) required by the Company’s Bylaws. The Company’s Bylaws set forth further requirements for stockholders wishing to nominate director candidates for consideration by stockholders including, among other things, that a stockholder must give timely written notice of an intent to make such a nomination to the Secretary of the Company. See “Proposals of Stockholders for 2013 Annual Meeting and Nomination of Directors” in this Proxy Statement for more information.

The Governance Committee currently consists of Virginia G. Breen, Jeffrey J. Fenton, Francis J. Jules, Edward E. Lucente (Chair) and Michael J. Mardy, each of whom is independent as defined in applicable Nasdaq listing standards. The Governance Committee met nine (9) times during fiscal 2012.

Board’s Role in Risk Oversight

We believe that risk is inherent in innovation and the pursuit of long-term growth opportunities. The Company’s management is responsible for day-to-day risk management activities. The Board, acting directly and through its committees, is responsible for the oversight of the Company’s risk management. With the oversight of the Board, the Company has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase stockholder value.

The Governance Committee has primary responsibility for initial consideration of all risk oversight matters and oversees our financial and risk management policies and enterprise risk management activities. As part of the overall risk oversight framework, the Governance Committee’s risk oversight responsibilities include, among other things, reviewing annually: (i) the categories of risk the Company faces; (ii) the design of the Company’s risk management functions; (iii) the internal communication of the Company’s risk management strategy; (iv) the risk policies and procedures adopted by management and the implementation of such policies and procedures; and (v) the reports of management, independent auditors, legal counsel and outside experts regarding risks the Company faces. Additionally, the Governance Committee meets with the Company’s management team (i) on a quarterly basis to discuss the risks the Company faces and (ii) every six months to do an in-depth review of one particular risk area the Company faces. Our management team reviews risks on a regular basis and meets quarterly to discuss the Company’s risk management.

In addition, the Board participates in regular discussions with the Company’s senior management on many core subjects, including strategy, operations, finance, and legal and public policy matters, in which risk oversight is an inherent element. The Board believes that the leadership structure described above under “Board Leadership Structure” facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the non-executive Chairman and working through its committees, including the independent Governance Committee, to participate actively in the oversight of management’s actions.

Diversity

Diversity has always been very important to us. Although we have no formal separate written policy, pursuant to our Corporate Governance Guidelines, the Board annually reviews the appropriate skills and characteristics of the members of the Board, and diversity is one of the factors used in this assessment.

Director Stock Ownership Guidelines

In September 2008, the Compensation Committee adopted stock ownership guidelines for our Directors, which guidelines were updated in December 2010. The Compensation Committee believes that it is appropriate for the Directors to hold equity in the Company. Under these guidelines, as updated, the non-employee Directors’ ownership requirement is set at three times the annual retainer. All individuals will have five years from the later of the adoption of the guidelines or his or her first appointment or election as a Director to reach these ownership levels. In computing the amounts owned, the Company will consider the value of shares owned outright, restricted stock held by the individual, and in-the-money vested options. Compliance is measured at the end of each calendar year.

Stockholder Communications with the Board

Stockholders may send written communications to the Board, the presiding director or any individual member of the Board to the following address: c/o Secretary, ModusLink Global Solutions, Inc., 1601 Trapelo Road, Waltham, Massachusetts 02451. The Company will forward all such correspondence accordingly, except for mass mailings, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material.

PROPOSAL 2

APPROVAL OF THE AMENDMENT TO THE COMPANY’S

RESTATED CERTIFICATE OF INCORPORATION

The Board has unanimously adopted and is submitting for stockholder approval an amendment to the Company’s Restated Certificate of Incorporation (the “Charter Amendment”) that would phase in the declassification of the Board and provide instead for the annual election of Directors.

The Company’s current classified board structure has been in place since 1994. The Board believes that its classified structure has helped assure continuity of the Company’s business strategies and has reinforced a commitment to long-term stockholder value. Although these are important benefits, the Board acknowledged the affirmative vote by stockholders at the Company’s 2011 annual meeting of stockholders to declassify the Board and recognized the growing sentiment among the investment community in favor of annual elections. After careful consideration, the Board determined that it is appropriate to propose declassifying the Board, commencing with the Company’s 2013 annual meeting of stockholders.

The proposed Charter Amendment eliminates the classification of the Board over a three-year period and provides for the annual election of all Directors beginning at the 2015 annual meeting of stockholders and makes certain conforming changes to the Company’s Restated Certificate of Incorporation and the Bylaws. If approved, the Charter Amendment would become effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware, which the Company would do promptly after stockholder approval is obtained for the Charter Amendment. Board declassification would be phased-in over a three-year period, beginning at the 2013 annual meeting of stockholders as follows:

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From the effective time of the certificate of amendment until the election of Directors at the 2013 annual meeting, the Board shall be divided into three classes of Directors, Class I, Class II and Class III, with the Directors in Class II having a term expiring at the 2013 annual meeting, the Directors in Class III having a term expiring at the 2014 annual meeting and the Directors in Class I having a term expiring at the 2015 annual meeting.

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Commencing with the election of Directors at the 2013 annual meeting, the Board shall be divided into two classes of directors, Class I and Class II, with the directors in Class II having a term that expires at the 2014 annual meeting and the Directors in Class I having a term that expires at the 2015 annual meeting. The successors of the Directors who, immediately prior to the 2013 annual meeting, were members of Class II (and whose terms expire at the 2013 annual meeting) shall remain members of Class II; the Directors who, immediately prior to the 2013 annual meeting, were members of Class III and whose terms were scheduled to expire at the 2014 annual meeting shall be elected to Class II; and the Directors who, immediately prior to the 2013 annual meeting, were members of Class I and whose terms were scheduled to expire at the 2015 annual meeting shall remain members of Class I with a term expiring at the 2015 annual meeting.

•

Commencing with the election of directors at the 2014 annual meeting, there shall be a single class of Directors, Class I, with all Directors of such class having a term that expires at the 2015 annual meeting. The successors of the Directors who, immediately prior to the 2014 annual meeting, were members of Class II (and whose terms expire at the 2014 annual meeting) shall be elected to Class I for a term that expires at the 2015 annual meeting, and the Directors who, immediately prior to the 2014 annual meeting, were members of Class I and whose terms were scheduled to expire at the 2015 annual meeting shall remain members of Class I with a term expiring at the 2015 annual meeting.

•

From and after the election of directors at the 2015 annual meeting, the Board shall cease to be classified and the Directors elected at the 2015 annual meeting (and each meeting thereafter) shall be elected for a term expiring at the next annual meeting.

The proposed Charter Amendment would not affect the election of the class of Directors at this 2012 Meeting. Beginning with the 2015 annual meeting, all Directors will stand for election at each annual meeting for one year terms. The proposed Charter Amendment would not change the present number of Directors or the Board’s authority to change that number and to fill any vacancies or newly created directorships.

Delaware corporate law provides, unless otherwise provided in the certificate of incorporation, that members of a board that is classified may be removed only for cause. At present, because the Board is classified, and because the Restated Certificate of

Incorporation does not otherwise provide, the members of the Board are removable only for cause. The proposed Charter Amendment provides that, once the Board has become declassified in 2015, Directors may be removed with or without cause.

Approval of the Charter Amendment will result in the amendment of Article Seventh of the Company’s Restated Certificate of Incorporation, as shown on Appendix II.

Vote Required

The Company’s Restated Certificate of Incorporation provides that any amendment to Article Seventh may only be approved by the affirmative vote of seventy-five percent (75%) of the Company’s outstanding voting stock. Therefore, approval of this Proposal 2 requires the affirmative vote of seventy-five percent (75%) of the outstanding shares of Common Stock entitled to vote. Abstentions and “broker non-votes” will have the same effect as votes against this proposal.

The Board unanimously recommends that the stockholders vote FOR the approval of the amendment of the Company’s Restated Certificate of Incorporation.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board recognizes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program. Per the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010, we are required to provide our stockholders with the opportunity to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

As described in more detail under the heading “Compensation Discussion and Analysis” beginning on page [23] of this Proxy Statement, we believe our executive compensation program aligns with our short and long-term business goals, with a significant portion of compensation “at risk” and directly linked to our overall performance. As such, we believe our executive compensation properly aligns the interests of our executives with the interests of our stockholders.

The Board recommends that the stockholders vote in favor of the following resolution:

Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosures in this proxy statement.

As an advisory vote, this proposal is not binding upon the Company or the Board. The Compensation Committee values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Vote Required

Approval of this Proposal 3 requires the affirmative vote of a majority of the votes cast. Abstentions and any “broker non-votes” will not be included in the vote totals and, as such, will have no effect on the outcome of this proposal.

The Board unanimously recommends that the stockholders vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP, an independent registered public accounting firm, to audit the Company’s consolidated financial statements for the fiscal year ending July 31, 2013, and recommends that the stockholders vote for ratification of such appointment. If the stockholders do not ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm, the appointment will be reconsidered by the Audit Committee. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. A representative of KPMG LLP, which served as the Company’s independent registered public accounting firm in fiscal 2012, is expected to be present at the 2012 Meeting, to be available to respond to appropriate questions from stockholders and to make a statement if he or she desires to do so.

Vote Required

Approval of this Proposal 4 requires the affirmative vote of a majority of the votes cast. Abstentions and any “broker non-votes” will not be included in the vote totals and, as such, will have no effect on the outcome of this proposal.

The Board recommends that the stockholders vote FOR the ratification of KPMG LLP to serve as the Company’s independent registered public accounting firm for the current fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of November 26, 2012, with respect to the beneficial ownership of shares of Common Stock by: (i) 5% stockholders; (ii) the members of the Board of the Company, (iii) the named executive officers (as defined under “Summary Compensation Table”); and (v) all current executive officers and members of the Board of the Company, as a group.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares	Percent of Class(2)
5% Stockholders
Steel Partners, Ltd.(3)	6,551,185	14.9%
BlackRock, Inc.(4)	2,558,732	5.8%
Dimensional Fund Advisors LP(5)	2,795,753	6.5%
The Vanguard Group, Inc.(6)	2,192,546	5.0%

Directors and Nominees
Virginia G. Breen(7)	45,916	*
Jeffrey J. Fenton(8)	55,460	*
Francis J. Jules(9)	64,466	*
Edward E. Lucente(10)	74,316	*
Michael J. Mardy(11)	73,516	*
Joseph M. O’Donnell(12)	41,060	*
Jeffrey S. Wald	13,505	*

Named Executive Officers
Joseph Lawler(13)	679,393	1.5%
Steven G. Crane(14)	278,449	*
Scott R. Crawley(15)	34,020	*
Peter L. Gray(16)	131,448	*
Thomas Nightingale(17)	159,093	*
William R. McLennan(18)	68,274	*
David J. Riley(19)	36,976	*
All current executive officers and directors, as a group (11 persons)(20)	971,249	2.2%

*	Less than 1%
(1)	For purposes of this table, beneficial ownership is determined by rules promulgated by the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after November 26, 2012, through the exercise of any stock option or other right (“Presently Exercisable Options”). The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. The Company believes that each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of Common Stock listed as owned by such person or entity unless noted otherwise. Unless otherwise indicated, the address of each person listed in the table is c/o ModusLink Global Solutions, Inc., 1601 Trapelo Road, Suite 170, Waltham, MA 02451.
(2)	Number of shares deemed outstanding includes 43,841,342 shares of Common Stock as of November 26, 2012, plus any shares subject to Presently Exercisable Options held by the person in question.
(3)

Based on information provided in the Schedule 13D filed by Handy & Harman, Ltd. (“HNH”), BNS Holdings, Inc. (“BNS”), Steel Partners, Ltd. (“SPL”), Steel Partners Holdings L.P. (“Steel Holdings”), SPH Group LLC (“SPHG”), SPH Group Holdings LLC (“SPHG Holdings”), Steel Partners LLC (“Partners LLC”), and Warren G. Lichtenstein with the SEC on October 14, 2011 and all amendments thereto, including that certain Amendment No. 12 to Schedule 13D filed by HNH, SPL, Steel Holdings, SPHG, SPHG Holdings, Steel Partners Holdings GP, Inc. (“Steel Holdings GP”), Mr. Lichtenstein, Glen M. Kassan and Richard K. McClelland on September 28, 2012, a Form 4 filed by HNH on March 14, 2012 and Forms 4 filed by BNS and SPHG Holdings on June 15, 2012. The principal business address of HNH is 1133 Westchester Avenue, Suite N222, White Plains, NY 10604. The principal business address of the Reporting Persons other than HNH and

Mr. McClelland is 590 Madison Avenue, 32nd Floor, New York, NY 10022. The principal business address of Mr. McClelland is 117 Caulder Drive, Oakville, Ontario Canada L6J 4T2.
•

SPL owns 60,000 shares of Common Stock. Mr. Lichtenstein is the Chief Executive Officer and sole director of SPL. Accordingly, by virtue of Mr. Lichtenstein’s relationship with SPL, Mr. Lichtenstein may be deemed to beneficially own the shares of Common Stock owned directly by SPL. Mr. Lichtenstein disclaims beneficial ownership of the shares of Common Stock owned directly by SPL except to the extent of his pecuniary interest therein. SPL and Mr. Lichtenstein have shared dispositive and voting power with respect to the 60,000 shares owned by SPL.

•

SPHG Holdings owns 540,015 shares of Common Stock. Steel Holdings owns 99% of the membership interests of SPHG. SPHG is the sole member of SPHG Holdings. Steel Holdings GP is the general partner of Steel Holdings, the managing manager of SPHG and the manager of SPHG Holdings. Accordingly, by virtue the relationships discussed above, each of Steel Holdings, SPHG, and Steel Holdings GP may be deemed to beneficially own the shares of Common Stock owned directly by SPHG Holdings. Each of SPHG, Steel Holdings, and Steel Holdings GP disclaims beneficial ownership of the shares of Common Stock owned directly by SPHG Holdings except to the extent of his or its pecuniary interest therein. SPHG Holdings, SPHG, Steel Holdings and Steel Holdings GP have shared dispositive and voting power with respect to the 540,015 shares owned by SPHG Holdings.

•

HNH owns 5,941,170 shares of Common Stock. SPHG Holdings owns approximately 55% of the outstanding shares of common stock of HNH. Steel Holdings owns 99% of the membership interests of SPHG. SPHG is the sole member of SPHG Holdings. Steel Holdings GP is the general partner of Steel Holdings, the managing manager of SPHG and the manager of SPHG Holdings Accordingly, each of SPHG Holdings, Steel Holdings, SPHG and Steel Holdings GP could be deemed to beneficially own the shares of Common Stock owned directly by HNH. Each of SPHG Holdings, Steel Holdings, SPHG and Steel Holdings GP disclaims beneficial ownership of the shares of Common Stock owned directly by HNH. HNH has sole dispositive and voting power with respect to the 5,941,170 shares owned by HNH.

(4)

Based solely on information provided in Amendment No. 2 to Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 13, 2012, BlackRock has sole dispositive power and sole voting power with respect to such shares. BlackRock’s address is 40 East 52nd Street, New York, NY 10022.

(5)	Based solely on information provided in a Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 14, 2012, Dimensional has shared dispositive power with respect to such shares and sole voting power with respect to 2,695,138 shares. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishing investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are collectively referred to as the “Funds.” As a result of its role as investment advisor or investment manager to the Funds, Dimensional may be deemed to be the beneficial owner of the 2,795,753 shares of Common Stock held by the Funds. However, Dimensional does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held by the Funds and Dimensional disclaims beneficial ownership of such securities. Dimensional’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.
(6)	Based solely on information provided in a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 10, 2012, Vanguard has sole dispositive power with respect to 2,127,023 shares and sole voting power with respect to 65,523 shares. Vanguard has shared dispositive power with respect to 65,523 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard is the beneficial owner of 65,523 shares as a result of its serving as an investment manager of collective trust accounts and VFTC directs the voting of such shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.
(7)	Includes 16,800 shares which may be acquired by Ms. Breen pursuant to Presently Exercisable Options.
(8)	Includes 14,444 shares which may be acquired by Mr. Fenton pursuant to Presently Exercisable Options.
(9)	Includes 34,400 shares which may be acquired by Mr. Jules pursuant to Presently Exercisable Options.
(10)	Includes 27,200 shares which may be acquired by Mr. Lucente pursuant to Presently Exercisable Options. Includes 15,000 shares held by a limited partnership controlled by Mr. Lucente and his wife; Mr. Lucente and his wife have shared dispositive and voting power with respect to such shares.
(11)	Includes 34,400 shares which may be acquired by Mr. Mardy pursuant to Presently Exercisable Options.
(12)	Includes 14,444 shares which may be acquired by Mr. O’Donnell pursuant to Presently Exercisable Options.
(13)	Includes 325,110 shares which may be acquired by Mr. Lawler pursuant to Presently Exercisable Options. Mr. Lawler retired from the Company on October 1, 2012.

(14)	Includes 175,810 shares which may be acquired by Mr. Crane pursuant to Presently Exercisable Options.
(15)	Includes 11,666 shares which may be acquired by Mr. Crawley pursuant to Presently Exercisable Options.
(16)	Includes 83,404 shares which may be acquired by Mr. Gray pursuant to Presently Exercisable Options.
(17)	Includes 108,333 shares which may be acquired by Mr. Nightingale pursuant to Presently Exercisable Options.
(18)	Mr. McLennan’s employment with the Company ceased on June 11, 2012.
(19)	Mr. Riley’s employment with the Company ceased on July 3, 2012.
(20)	Includes 520,901 shares which may be acquired pursuant to Presently Exercisable Options.

ADDITIONAL INFORMATION

Management

Officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding the current executive officers of the Company.

Name	Age	Position
Steven G. Crane	56	Chief Financial Officer
Scott R. Crawley	50	President, Global Operations
Peter L. Gray	44	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Thomas Nightingale	45	President, Sales and Marketing

Steven G. Crane has served as Chief Financial Officer of the Company since April 2007. From April 2007 until June 2008, Mr. Crane also served as Treasurer of the Company. Prior to joining the Company, from August 2006 until August 2007, Mr. Crane served as President of FT Interactive Data Corporation, a division of International Data Corporation, a provider of various financial data and proprietary information, where he was responsible for overall management of the division. Mr. Crane also served as Chief Financial Officer of Interactive Data Corporation from 1999 until August 2006, where he was responsible for all finance functions. Mr. Crane is also a director, chairman of the compensation committee and member of the audit committee of Pulse Electronics, Inc.

Scott R. Crawley has served as President, Global Operations of the Company since August 2012. Mr. Crawley served as President, Integrated Services from August 2011 to August 2012. Prior to joining the Company, from 2006 to 2011, Mr. Crawley served as General Manager of Software and Peripheral, a division of Dell Inc., where he was responsible for consumer electronics, software, imaging, displays and accessories, leading a team across 16 countries. Prior to that, he held key leadership roles in Dell’s worldwide procurement organization and global operations with oversight of procurement activities for consumer platforms, software and handheld products. Mr. Crawley has also held senior-level general management, business development and finance positions at Compaq Computer Corporation and FMC Corporation.

Peter L. Gray has served as Executive Vice President and General Counsel of the Company since March 2002, as Secretary since December 2005 and as Chief Administrative Officer since June 2012. Mr. Gray served as Vice President and Assistant General Counsel of the Company from December 2000 to March 2002 and Associate General Counsel of the Company from June 1999 to December 2000. Mr. Gray served as Assistant General Counsel of Cambridge Technology Partners (Massachusetts), Inc. from February 1999 to June 1999. From September 1993 to January 1999, Mr. Gray was an attorney at Hale and Dorr LLP (now Wilmer Cutler Pickering Hale and Dorr LLP), where he was elected a junior partner in May 1998.

Thomas Nightingale has served as President, Sales and Marketing of the Company since December 2011. Prior to joining the Company, from March 2005 to December 2011, Mr. Nightingale was Chief Marketing Officer at Con-way, Inc., a leading transportation and logistics services company, where he created an enterprise sales program and led a global rebrand, including the integration of three newly acquired companies. Before that, Mr. Nightingale gained experience in strategy, pricing, market development and segmentation, channel strategy and sales management in a variety of senior leadership positions at Schneider National, Clareon Corporation, CSX Transportation and United Parcel Service.

There are no family relationships between any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. Messrs. Crane, Gray and Crawley are also directors and/or officers of many of the Company’s subsidiaries.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary of Fiscal 2012 Compensation

Entering fiscal 2012, the Company reported fiscal 2011 results that showed a continuing decline in revenue and a larger operating loss compared to the prior year. The Compensation Committee generally considers the Company’s financial performance in making executive compensation determinations and links variable compensation to such performance. The Compensation Committee strives to set challenging but in its view attainable targets for incentive compensation. Based on Company financial performance in fiscal 2011 and fiscal 2012, no bonuses were earned under the management incentive plans for those periods. In addition, no salary increases were made in fiscal 2012 other than for promotional purposes. The Compensation Committee’s use of stock options further aligns the interests of management and the Company’s stockholders. Reflecting the pay-for-performance aspects of the Company’s compensation philosophy and demonstrating that compensation programs are aligned with stockholder value creation, no named executive officer held in-the-money options at July 31, 2012.

During fiscal 2012, prior to Messrs. O’Donnell and Wald joining the Compensation Committee, the Compensation Committee made several changes in the Company’s pay practices, designed to align compensation with achievement of the Company’s strategies and, ultimately, better financial results. These included:

•

A shift in management incentive plan metrics for fiscal 2012 to put more emphasis on achieving an improvement in operating income, focusing on the Company’s cost savings initiatives and continued focus on free cash flow;

•	The de-emphasis of time-based restricted stock as a component of annual equity awards; and

•	Modifications to the Company’s peer group to achieve a better representative sample of the relevant market in which the Company competes for talent.

A consideration of the state of the global economy and the Company’s performance was reflected in 2012 compensation decisions. For example:

•

Base salaries for the named executive officers remained at their fiscal 2011 levels when fiscal 2012 compensation was determined. The only fiscal 2012 base salary increase was for Mr. Gray, who we provided with a promotional increase of 31% in June 2012 in recognition of his expanded role and responsibilities upon assuming the additional role of Chief Administrative Officer.

•

Our fiscal 2012 performance annual bonus program was aligned with our business mission, strategy and goals and provided corresponding rewards only upon attainment of performance, thereby linking executives’ interests with our stockholders. For fiscal 2012, target bonus opportunities as a percentage of base salary were held at their fiscal 2011 levels. The 2012 Management Incentive Plan provided for bonuses based on operating income and business-related goals having objective measurement (namely a measurement of cost savings and free cash flow), all of which measure the success of our long-term strategic plan for increased profitability and efficiency as more fully discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained in the 2012 Annual Report. No payment was to be made related to any metric unless a minimum level of operating income was earned. As this minimum was not met, no bonuses were paid for fiscal 2012.

•

The equity component of our compensation program for fiscal 2012 was also similarly linked to our performance and the long-term interests of our stockholders. For 2012 the equity component of our compensation plan consisted of stock options and performance-based restricted stock. The stock options vest over time, and will only have value if our share price increases. The performance-based restricted stock would be earned only if we met an operating income goal. However, since this performance metric was not met, no restricted shares for fiscal 2012 were issued and executives received no payment thereon.

Fiscal 2012 was a year that saw a change in leadership of the Company, as the Company’s President and Chief Executive Officer announced his retirement in June 2012. In order to ensure an orderly transition of his duties, the Company and Mr. Lawler entered into a separation agreement. In reaching this agreement, the Board used the amounts that would have been payable under Mr. Lawler’s Executive Severance Agreement as a reference point and provided for the acceleration of vesting of certain options and restricted stock which were anticipated to vest during his transition period. Mr. Lawler’s retirement was effective on

October 1, 2012. In addition, the Company’s President, Global Operations, Mr. McLennan, departed in June 2012 by mutual agreement with the Company and received the benefits he otherwise would have received under his existing severance agreement, had the departure not been by mutual agreement. Also, the Company eliminated the position of David J. Riley, Executive Vice President, Corporate Development, in July 2012, and Mr. Riley received benefits pursuant to his existing severance agreement.

Also, during the fiscal year, in light of the challenges facing the Company including the uncertainty associated with its ongoing review of strategic alternatives, the need for leadership and continuity given the aforementioned departures, and the activities required to address the Company’s pending restatement and SEC inquiry, the Company entered into retention agreements and amendments to severance arrangements with certain of the named executive officers in order to provide additional incentive to remain with the Company.

Executive Compensation Objectives

Our executive compensation program is designed to meet the following objectives:

•	Attract and retain executive officers who contribute to our success;

•	Align compensation with our business mission, strategy and goals; and

•	Motivate and reward high levels of performance.

These objectives collectively seek to link compensation to overall Company performance, which helps to ensure that the interests of our executives are aligned with the interests of our stockholders. These objectives serve as guiding principles in compensation program design.

Our compensation philosophy generally is to set our target total compensation (base salary, bonus and long term incentives) at the 50th percentile for similarly situated individuals at companies we consider to be our peers and competitors for talented individuals such as our executives and within the general industry (as more fully described below under “Benchmarking”). However, we also consider the need to account for factors such as tenure, individual performance, and unique characteristics and criticality of the job to the Company, and, as a result, from time to time and for certain individuals, we will exceed or trail the 50th percentile target.

As to performance-based compensation, the Compensation Committee believes that one measure of the effectiveness of a variable compensation plan is whether compensation is being earned commensurate with performance and whether goals are set properly to reward desired performance. The Company did not meet its financial goals for fiscal 2012 and accordingly no amounts were earned under variable cash compensation or on performance-based equity.

Components of Executive Compensation

The principal components of compensation for our named executive officers consist of base salary; performance-based annual cash bonus; equity grants of stock options and performance-based restricted stock; limited perquisites; and other benefits. Each component is described in more detail below. As discussed under “Human Resources and Compensation Committee”, from time to time we engage a compensation consultant to assist us in determining these compensation levels and to review our executive compensation programs.

Base Salary

Base salary is the fixed component of an executive’s annual cash compensation and supports our compensation objectives to attract and retain talented executives and adequately compensate and reward them for services rendered during the fiscal year. Changes in base salary are typically considered based on subjective evaluation of individual performance during our annual performance review process which takes place in our fiscal first quarter. Assessment of individual performance includes achievements and performance of the applicable operating unit or function for which the executive is responsible. In addition, from time to time, adjustments are made to base salaries during the fiscal year in light of promotions, added responsibilities or in reaction to changes in the market for an individual possessing the skills and abilities required by our executives. Prior to his retirement, our former President and Chief Executive Officer made recommendations regarding compensation adjustments for the other named executive officers, which adjustments were considered by and were subject to approval by the Compensation Committee. The process for reviewing the compensation of our former President and Chief Executive Officer during 2012 is described in the section titled “President and Chief Executive Officer Compensation Decisions” below.

The Compensation Committee reviewed base salaries during the first quarter of fiscal 2012, and given the state of the economy, decided that no change in base salary would be made for fiscal 2012 for our named executive officers at that time. However, in June 2012, in connection with Mr. Gray assuming the additional role of Chief Administrative Officer and after consideration of this expanded role, Mr. Gray’s annual base salary was increased by 31% from $306,000 to $400,000.

Performance-Based Annual Cash Bonus

Historically, the Compensation Committee has established an Executive Management Incentive Plan or MIP, which provides cash incentives for our executives. This plan supports our compensation objectives by focusing on annual financial and operating results and enabling our target total compensation to remain competitive within the marketplace for executive talent. Each named executive officer has a target bonus award for each plan year.

Target bonus awards are expressed as a percentage of the base salary paid to the named executive officer during that plan year. Historically, the Compensation Committee has selected bonus amounts for the named executive officers such that target total compensation approximated the 50th percentile of comparable positions at our peer companies or the general industry. For fiscal 2012, targeted performance-based cash bonus percentages were maintained at the levels in place for fiscal 2011. In making this determination, the Compensation Committee considered the bonus percentages relative to market and peer group practice and the mix of target cash and equity compensation for the named executive officers. For fiscal 2012 targeted bonuses were:

Executive Officer	Target as Percentage of Base Salary (%)
Joseph C. Lawler	125
Steven G. Crane	70
Scott R. Crawley	60
Peter L. Gray	60
Thomas Nightingale	100
William R. McLennan	80
David J. Riley	50

At target, if earned, the performance-based annual cash bonus for the named executive officers would approximate the 50th percentile relative to the general industry survey discussed below under “Benchmarking”.

For fiscal 2012 bonus payouts could range from 25% to 200% of an individual’s target bonus, based on financial performance of the Company.

For fiscal 2012, the Compensation Committee established metrics to focus the Company’s executives on increasing operating income, reducing costs and generating cash from operations (or “free cash flow”), which the Compensation Committee believes are key drivers for the Company’s success and are aligned with our long-term strategy. In fiscal 2012, a portion of each participant’s target bonus percentage was allocated 70% to operating income and 30% to business-related goals having objective measurement (“Personal Goals”). The Compensation Committee chose two equally weighted additional financial metrics as the Personal Goals for the named executive officers, namely cost savings and free cash flow. The metrics were weighted 70% for operating income, 15% for costs savings and 15% for free cash flow. The weighting of the operating income metric was increased from 40% in fiscal 2011 to 70% in fiscal 2012, emphasizing the Company’s focus on driving profitability and efficiency in fiscal 2012. The Compensation Committee conditioned all bonus payments on the Company achieving the threshold level of operating income. Operating income for 2012 was to be determined exclusive of the impact of acquisitions or divestitures, the impact of any restructuring charges, any expense variances to budget related to @Ventures, which conducts the Company’s venture capital investing activities, and any expenses related to the Company’s director nomination process for the 2011 Annual Meeting of Stockholders. Free cash flow was to be determined excluding the impact of any acquisitions or divestitures and equal to the difference between net cash (used in) provided by operating activities of continuing operations less additions to property and equipment. As a term of his employment offer, Mr. Nightingale was guaranteed a minimum payment of $200,000 under the 2012 MIP.

The following are the “threshold,” “target” and “maximum” levels established for each performance metric for fiscal 2012:

	Threshold	Target	Maximum
Operating Income	$2.0 million	$3.0 million	$5.0 million
Cost Savings[1]	$14.1 million	$19.9 million	$25.7 million
Free Cash Flow[2]	$7.0 million	$9.0 million	$25.0 million

Achievement of the threshold level of performance for the operating income metric was required for any payments to be made under the plan with respect to any of the metrics. Payouts for the various components would scale from 25% to 100% between the threshold and the target levels and from 100% to 200% between the target and the maximum levels.

In the Compensation Committee’s view, the objectives established were challenging in that they could be achieved only with substantial effort and improved performance compared with fiscal 2011 results. The changes in threshold, target and maximum levels in fiscal 2012 from actual results for operating income and free cash flow in fiscal 2011 were as follows:

	Threshold	Target	Maximum
Operating Income	129%	143%	172%
Free Cash Flow[2]	163%	180%	321%

Due to the operating income result being below the threshold level, no payouts were made under the plan, other than Mr. Nightingale’s guaranteed payment.

Equity Grants

A key component of our executives’ compensation takes the form of equity grants, including stock options and performance-based restricted stock.

Our long-term equity incentives support our compensation objectives by rewarding the achievement of long-term business objectives that benefit our stockholders and help us retain a successful and tenured management team. Our executive compensation program has, to a great extent, historically relied on equity components to meet its objectives.

In determining the size and value of equity grants made during fiscal 2012, we reviewed market information provided by PM&P in September 2011. The Compensation Committee also considered the advice of PM&P, which reviewed the compensation of the executives of the Company in September 2011, in determining the mix of performance-based and market risk-based equity.

Stock options

Historically, our equity program for executive officers has always included stock options with the size and value of awards based on the executive’s position and market compensation data. The Compensation Committee believes that stock options align the interests of our executive officers with those of investors and rewards the executives for enhancing our stock valuation, and serve as a retention vehicle. As part of the named executive officers’ compensation, stock options are generally awarded (i) upon initial hiring, (ii) annually, and (iii) periodically, in the event of promotions, added responsibilities and exemplary performance. The number of shares underlying an option grant is determined relative to market practice and in line with the Company’s goals in relation to setting target total compensation. Stock option grants in 2012 were made on the third business day after the release of earnings for our fiscal 2011 other than new hire grants, which were made at commencement of employment. Except as noted below, options granted in fiscal 2012 vest over 4 years with 25% vesting after one year and 1/48th of the options vesting each month thereafter.

[1]	Cost savings targets were calculated and measured in relation to a cost reduction plan reviewed with the Board of Directors at the conclusion of fiscal 2011.

[2]	We define free cash flow as net cash provided by operating activities of continuing operations less additions to property and equipment (exclusive of the impact of any acquisitions or divestitures).

For fiscal 2012, the awards granted to our named executive officers were as follows:

Name	Date of Grant	Exercise Price	Number of Shares Underlying Option
Joseph C. Lawler	9/30/2011	3.49	183,100
Steven G. Crane	9/30/2011	3.49	70,600
Scott R. Crawley*	8/29/2011	4.18	35,000
	8/29/2011	4.18	50,000	**
Peter L. Gray	9/30/2011	3.49	58,900
Thomas Nightingale*	12/12/2011	5.16	400,000
William R. McLennan	9/30/2011	3.49	78,600
David J. Riley	9/30/2011	3.49	58,900

*	All options granted to Messrs. Crawley and Nightingale were granted in connection with their commencement of employment.
**	Such option will vest as to 10,000 shares on each of the first five anniversaries of the grant date subject to a minimum average share price being achieved on each such vesting date, which shall be $7.00, $8.50, $11.00, $12.50 and $14.00, respectively. If the specified minimum average share price for the applicable anniversary date is not achieved, the 10,000 shares shall not vest and become exercisable but may vest on a subsequent anniversary date if the minimum average share price related to the earlier anniversary date is achieved or exceeded on a subsequent anniversary date.

Performance-Based Restricted Stock

Another component of our equity program is performance-based restricted stock, pursuant to which executive officers would be granted a predetermined number of shares of restricted stock in the event that the Company achieves a certain level of financial performance. The Compensation Committee believes that performance-based restricted stock aligns the interests of our executive officers with those of investors, rewards the executives for enhancing our stock valuation and serves as a retention vehicle.

For fiscal 2012, the potential awards for our named executive officers were as follows:

	Number of Shares
Name	25% Level	100% Level
Joseph C. Lawler	21,975	87,900
Steven G. Crane	8,475	33,900
Scott R. Crawley	3,750	15,000
Peter L. Gray	7,075	28,300
Thomas Nightingale	—	—
William R. McLennan	9,425	37,700
David J. Riley	7,075	28,300

In addition to the awards set forth in the table, each award earned under the plan was subject to a multiplier related to achievement by the Company of a certain level of revenue in fiscal 2012. The percentage by which the Company’s revenue for fiscal 2012 exceeded the target level of $887.1 million, if at all, was to be multiplied by the number of shares to be issued relative to operating income performance, and added to the award (the “revenue multiplier”).

The number of shares underlying the performance-based restricted stock awards was determined relative to market practice and in line with the Company’s goal regarding target total compensation. Mr. Crawley’s participation levels were determined after considering that Mr. Crawley had recently joined the Company at the time the plan was adopted and had received equity awards of 85,000 options with an exercise price of $4.18 and 25,000 shares of restricted stock in connection with his commencement of employment. Mr. Nightingale did not participate in the plan given that he joined the Company in December 2011 and received equity awards of 400,000 options with an exercise price of $5.16 and 60,000 shares of restricted stock in connection with the commencement of his employment.

The Compensation Committee set the financial performance target for earning shares associated with the 25% level at achieving break-even operating income and with the 100% level at achieving $2 million of operating income. For these purposes, operating income was to be calculated the same as under the MIP. As was the case with the performance-based annual cash bonus, for fiscal 2012, the Company’s operating income determined in accordance with the plan was below the target established under the plan and therefore no issuances were made for fiscal 2012 of performance-based restricted stock and no revenue multiplier was applicable.

Restricted Shares

In past years, the Compensation Committee has determined that an element of annual equity compensation would take the form of time vesting restricted stock awards. For fiscal 2012, however, the Compensation Committee determined that no time vesting restricted stock awards would be made (other than new hire grants of 25,000 shares to Mr. Crawley and 60,000 shares to Mr. Nightingale) and that all annual equity awards would be performance-based or market-risk-based in order to align the executives’ incentives with stockholder interests.

The Company from time to time awards shares of restricted stock coincident with the commencement of employment or in recognition of a promotion, added responsibilities, exemplary performance, to address market factors or to serve as a means to retain and motivate management.

Perquisites and other benefits

The Compensation Committee believes that the perquisites provided to the named executive officers are reasonable and modest compared to the general market. To the extent we offer any perquisites, we do so in order to be competitive with the market. Each of the named executive officers receives an automobile allowance as a term of his employment, long-term disability benefits and 401(k) matching benefits consistent with those offered to all other participating employees.

From time to time, we have awarded discretionary cash bonuses based on, for example, exemplary performance or the assumption of additional responsibilities. No such bonuses were awarded to any named executive officers in fiscal 2012.

Assessment of risk

The Compensation Committee believes that our compensation policies and practices motivate our employees to achieve our corporate objectives and to remain with our Company while avoiding unreasonable risk taking, and that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company. We believe we have allocated our compensation among base salary and incentive compensation target opportunities in such a way as to not encourage excessive risk taking. In addition, we believe our approach to goal setting, and our bonus plan design that provides for payouts at various levels of performance, further aligns employee and stockholder interests. Also, the multi-year vesting of our equity awards and our share ownership guidelines encourage our employees to have a long-term perspective.

Benchmarking

The Compensation Committee reviews executive compensation relative to marketplace norms on a regular basis and has followed a practice of refreshing this data every two years. For fiscal 2012, we considered a review of compensation completed in September 2011 when making our compensation decisions. In the September 2011 compensation review, the Compensation Committee evaluated the competitiveness of our total target compensation relative to two data sources. One data source, which we refer to as our fiscal 2012 custom peer group (the “FY12 Custom Peer Group”), consists of companies within the Information Technology Services and Supply Chain Management Services sectors. The companies in the FY12 Custom Peer Group were:

•	Brightpoint, Inc.;

•	CIBER Inc.;

•	Computer Task Group, Inc.;

•	CTS Corporation;

•	Digital River, Inc.;

•	Forward Air Corporation;

•	GSI Commerce, Inc.;

•	Hub Group, Inc.;

•	Pacer International, Inc.;

•	PC Connection, Inc.;

•	PFSweb, Inc.; and

•	ScanSource Incorporated.

In recognition that the Company had evolved in recent years with respect to business model and size, the Compensation Committee commissioned a comprehensive study of potential executive compensation peers in 2011. With the assistance of PM&P, we identified potential peers using a rules-based process that considered industry, size with respect to revenues, employees, assets, financial and operating characteristics, including operating leverage and EBITDA margin, as well as customer base and end markets served. We developed the FY12 Custom Peer Group by considering companies identified during such process. The resulting FY12 Custom Peer Group reflects the Company’s evolution to a supply chain management services model. In general, the FY12 Custom Peer Group includes companies more likely to serve enterprise-level customers and operate in lower margin businesses.

The FY12 Custom Peer Group differed from the group that we had used previously, our FY10 Custom Peer Group. The changes reflected that one company in the prior peer group had been acquired and was no longer independent (ATC Technology Corporation) and a determination by the Company that certain former peers’ size and/or business was sufficiently different from that of the Company (Acxiom Corporation, Celestica Inc., Convergys Corporation and Sykes Enterprises) so that they were no longer considered a peer for compensation comparison purposes. In addition, we added CIBER Inc., Computer Task Group, Inc., CTS Corporation, Pacer International, Inc., PC Connection, Inc., PFSweb, Inc. and ScanSource Incorporated as we believed these companies had similarities to our business and reflected the market in which we compete for executive talent. Following the process of determining the FY12 Custom Peer Group, we concluded that FY12 Custom Peer Group data of a reliable sample size was only available for our former Chief Executive Officer, Chief Financial Officer, Executive Vice President, General Counsel and Secretary and President, Global Operations positions. Accordingly, only those four positions were compared with the FY12 Custom Peer Group.

The second data source we considered in making fiscal 2012 compensation decisions was market survey data developed by national compensation consulting firms and summarized for the Compensation Committee by PM&P. These surveys (the Pearl Meyer & Partners Executive and Senior Management Total Compensation Survey and Mercer’s US Executive Benchmark Database) reflect a broader industry reference than our FY12 Custom Peer Group. Only revenue size appropriate cuts of data were considered. Since inclusion in this second group was based solely on revenue size and participation in one or both of these surveys, the Compensation Committee is not aware of the names of the specific companies included. PM&P blended this general industry group data with data from the FY12 Custom Peer Group as available to form a “Market Composite” used as a comparison for all of our named executive officers.

Relative to the Market Composite, we found that fiscal 2012 target total compensation for our former President and Chief Executive Officer was less than competitive with the market median (i.e., more than 10% below median). We also found that in the aggregate, our total target compensation for the named executive officers as a group was closely aligned with the Market Composite median.

Tally Sheets

The Compensation Committee periodically reviews all components of compensation for the named executive officers, including salary, bonus, current value of all stock options and restricted shares outstanding, the dollar value and cost to us of all perquisites and benefits and the actual projected payout obligations under potential termination, severance and change-in-control scenarios. Tally sheets detailing the above components and scenarios with their respective dollar amounts are prepared by management for each of our named executive officers and other executives and reviewed by the Compensation Committee at least annually. The Compensation Committee believes, based on this review, that the compensation of the named executive officers is reasonable. In addition, the Compensation Committee believes that the differences between the compensation of our former President and Chief Executive Officer and that of the other named executive officers was appropriate based on similar differences found in market data.

President and Chief Executive Officer Compensation Decisions

The Compensation Committee coordinated the annual performance evaluation of our former President and Chief Executive Officer with the independent members of our Board. The evaluation was based on objective criteria, including the performance of the business, accomplishment of reported goals and strategic objectives and the development of management. There was no formula applied or weighting of these factors and the Compensation Committee considered the President and Chief Executive Officer’s performance in its totality. The evaluation was used by the Compensation Committee in determining our former President and Chief Executive Officer’s cash compensation (base salary and bonus), which was also reviewed with the independent members of the Board prior to final approval by the Compensation Committee. The equity components of Mr. Lawler’s compensation in fiscal 2012, stock options and participation level for performance-based restricted stock awards were determined after reviewing PM&P’s executive compensation analysis.

Input from Management

In fiscal 2012, our former President and Chief Executive Officer and our Senior Vice President, Human Resources provided information and recommendations regarding our executive compensation program to our Compensation Committee, as is described in the “Human Resources and Compensation Committee” section above. Prior to the hiring of our current Senior Vice President, Human Resources in May 2011, and in particular for the fiscal year 2011 compensation matters discussed in this Proxy Statement, our Executive Vice President and General Counsel was responsible for human resources matters and performed these duties.

Related Policies and Considerations

Employment, Termination of Employment and Change-In-Control Agreements

Each of our executive officers is an employee-at-will, meaning that his employment may be terminated at any time and for any reason. We have entered into severance benefit agreements with each of our named executive officers, which are described under the heading “Potential Payments Upon Termination or Change-in-Control”. During fiscal 2007, the Compensation Committee retained Hewitt to conduct a review of our severance benefits, including change-in-control protections. Based on that review, we standardized the severance benefits for our executives, with certain exceptions for pre-existing arrangements. In fiscal 2012, PM&P also reviewed our severance benefits. Based on the reviews, we believe that the severance benefits we offer to our executives are competitive with similarly situated individuals and companies. With respect to termination of employment absent a change-in-control, we believe that the benefits we offer are in line with the markets in which we compete, and we offer these benefits to attract and retain our executives. These benefits were enhanced in late fiscal 2012, for certain executives, to include a payment equal to such individual’s target bonus as part our retention efforts. Regarding change-in-control benefits, we have structured these benefits as a “double trigger” meaning that the benefits are only paid in the event of, first, a change-in-control transaction, and second, the loss of employment within one year after the transaction. We decided to offer these benefits in order to provide an incentive for our executives to remain in our employ in the event of such a transaction.

Stock Ownership Guidelines

The Compensation Committee believes that it is appropriate for the executive officers to hold equity in the Company. Under our stock ownership guidelines, the Chief Executive Officer’s ownership requirement is set at three times his annual salary and other executive officers’ ownership requirement is set at two times their respective annual salaries. All individuals will have five years from the later of the adoption of the guidelines or his or her first appointment as an executive officer to reach these ownership levels. In computing the amounts owned, the Company will consider the value of shares owned outright, unvested restricted stock held by the individual, and in-the-money vested options. Compliance is measured at the end of each calendar year.

Tax and Accounting Implications

Under Section 162(m) of the Internal Revenue Code, certain executive compensation in excess of $1 million paid to certain officers of a public company is not deductible for federal income tax purposes unless the executive compensation is awarded under a performance-based plan approved by stockholders. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to our executive officers while maintaining compensation programs that support attraction and retention of key executives.

Stock options awarded to executive officers under our stock option plans, which were approved by stockholders, and shares of restricted stock awarded under our performance-based restricted stock program are performance-based and are potentially deductible for us. Restricted stock awards that are not performance-based do not qualify for the performance-based exception to Section 162(m) of the Internal Revenue Code, but the Compensation Committee believes that the retention benefit derived outweighs any tax benefit that might otherwise be obtained.

The compensation that we pay to the named executive officers is expensed in our financial statements as required by U.S. generally accepted accounting principles. As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. We account for stock-based compensation in accordance with the requirements of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) (formerly Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”).

Compensation Committee Report

The Human Resources and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

HUMAN RESOURCES AND COMPENSATION COMMITTEE

Francis J. Jules, Chair

Jeffrey J. Fenton

Edward E. Lucente

Joseph M. O’Donnell

Jeffrey S. Wald

The information contained in the foregoing report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference into any of the Company’s previous or future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information concerning fiscal 2012, fiscal 2011 and fiscal 2010 compensation of our former President and Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers of the Company who were serving as executive officers on July 31, 2012 and two other individuals who each would have been one of the three other most highly compensated executive officers of the Company but for the fact they were not serving as executive officers on July 31, 2012. Collectively, we refer to all of these individuals as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)		Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)		Total ($)
Joseph C. Lawler Former President and Chief Executive Officer(6)	2012	645,000	0		306,771	322,088	(7)	0		16,656	(8)	1,290,515
	2011	645,000	0		254,800	294,000		0		168,927		1,362,727
	2010	645,000	0		988,600	233,384		974,337		16,755		2,858,076

Steven G. Crane Chief Financial Officer	2012	400,000	0		118,311	117,196		0		16,478	(9)	651,985
	2011	400,000	0		152,880	117,600		0		61,418		731,898
	2010	400,000	0		221,770	69,000		366,860		16,615		1,074,245

Scott R. Crawley President, Global Operations(10)	2012	322,268	70,000	(11)	169,150	158,900		0		45,806	(12)	766,124

Peter L. Gray Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2012	319,098	0		98,767	97,774		0		17,452	(13)	533,091
	2011	305,341	0		127,400	88,200		0		53,215		574,156
	2010	300,000	0		221,770	34,500		242,775		15,461		814,506

Thomas Nightingale President, Sales and Marketing(14)	2012	253,552	75,000	(15)	309,600	964,094		200,000	(16)	22,036	(17)	1,824,282

William R. McLennan Former President, Global Operations, ModusLink Corporation(18)	2012	388,525	0		131,573	130,476		0		492,041	(19)	1,142,615
	2011	450,000	0		152,880	117,600		0		75,248		795,728
	2010	450,000	0		272,950	69,000		461,273		49,124		1,302,347

David J. Riley Former Executive Vice President, Corporate Development(20)	2012	224,188	0		98,767	97,774		0		272,208	(21)	692,937
	2011	242,237	0		127,400	88,200		0		54,125		511,962
	2010	238,000	0		221,770	34,500		166,921		12,272		673,463

(1)	The amounts shown in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of awards computed in accordance with ASC 718, not the actual amounts paid to or realized by the named executed officers during fiscal 2012, fiscal 2011 and fiscal 2010. ASC 718 fair value amount as of the grant date for stock awards and stock options generally is spread over the number of months of service required for the grant to vest. An explanation of the vesting of restricted stock awards and options awards, as well as the methodology for performance-based restricted stock payouts, is discussed in the footnotes to the “Grants of Plan-Based Awards for Fiscal 2012” and “Outstanding Equity Awards at 2012 Fiscal Year End” tables below.
(2)	Reflects the aggregate grant date fair value of awards computed in accordance with ASC 718 for restricted stock and performance-based restricted stock awards granted to the named executive officers. The fair value of these awards is based on the closing price of our Common Stock on the date of grant and, for performance-based restricted stock awards, is calculated at the target share payout, which is also the maximum share payout in fiscal 2012, as of the grant date (September 21, 2011, September 22, 2010 and September 23, 2009). The performance objectives for fiscal 2012 were not achieved and no performance-based restricted shares were issued. Mr. Nightingale did not receive a performance-based restricted stock award in fiscal 2012.
(3)	The fair value of each stock option award is estimated as of the date of grant using a binomial valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock options awards is included in Note 15 to Consolidated Financial Statements in the 2012 Annual Report.

(4)	Represents amounts earned under the Company’s fiscal 2012, 2011 or 2010 Executive Management Incentive Plan, as applicable. See “Compensation Discussion and Analysis” for a discussion of the 2012 MIP.
(5)	Amounts set forth in this column represent employer 401(k) plan matching cash contributions, in addition to the other items noted in the applicable footnote.
(6)	Mr. Lawler retired from the Company effective as of October 1, 2012.
(7)	Includes $303,946, which is the grant date fair value of the award, plus $18,142, which is the incremental fair value of the award as modified on June 11, 2012 pursuant to the Separation and Release Agreement entered into between Mr. Lawler and the Company.
(8)	Includes a $12,000 automobile allowance.
(9)	Includes a $12,000 automobile allowance and a $1,787 long-term disability premium payment.
(10)	Mr. Crawley’s employment with the Company began on August 29, 2011.
(11)	Represents signing bonus per employment arrangement.
(12)	Includes an $11,000 automobile allowance, a $335 long-term disability premium payment and $31,765 in relocation expenses paid by the Company.
(13)	Includes a $12,000 automobile allowance.
(14)	Mr. Nightingale’s employment with the Company began on December 12, 2011.
(15)	Represents signing bonus per employment arrangement.
(16)	Represents guaranteed bonus under the 2012 MIP per employment arrangement.
(17)	Includes an $8,000 automobile allowance, a $416 long-term disability premium payment and $11,775 in relocation expenses paid by the Company.
(18)	Mr. McLennan’s employment with the Company ceased on June 11, 2012.
(19)	Includes a $10,000 automobile allowance, a $1,430 long-term disability premium payment, $450,000 in severance payments to be paid out over 12 months pursuant to the Separation and Release Agreement entered into between Mr. McLennan and the Company on June 11, 2012 and $25,962 in unused vacation.
(20)	Mr. Riley’s employment with the Company ceased on July 3, 2012.
(21)	Includes a $11,000 automobile allowance, $242,760 in severance payments to be paid out over 12 months pursuant to the Executive Severance Agreement, dated as of July 2007, by and between Mr. Riley and the Company and $14,005 in unused vacation.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2012

The following table sets forth summary information regarding grants of plan-based awards made to the named executive officers in fiscal 2012.

Name	Grant Date	Committee/ Board Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)*	All Other Option Awards: Number of Securities Underlying Options (#)(4)*		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph C. Lawler	(6)	(6)	201,563	806,250	1,612,501
	9/21/2011	9/21/2011				21,975	87,900	87,900					306,771
	9/30/2011	9/21/2011								183,100		3.49	303,946

Steven G. Crane	(6)	(6)	70,000	280,000	560,000
	9/21/2011	9/21/2011				8,475	33,900	33,900					118,311
	9/30/2011	9/21/2011								70,600		3.49	117,196

Scott R. Crawley	(6)	(6)	48,340	193,361	386,721
	10/28/2011	10/28/2011				3,750	15,000	15,000					64,650
	8/29/2011	7/22/2011							25,000				104,500
	8/29/2011	7/22/2011								35,000		4.18	69,300
	8/29/2011	7/22/2011								50,000	(7)	4.18	89,600	(7)

Peter L. Gray	(6)	(6)	47,865	191,459	382,918
	9/21/2011	9/21/2011				7,075	28,300	28,300					98,767
	9/30/2011	9/21/2011								58,900		3.49	97,774
Thomas Nightingale	(6)	(6)	63,388	253,552	507,104
	n/a	n/a				n/a	n/a	n/a					n/a
	12/12/2011	11/18/2011							60,000				309,600
	12/12/2011	11/18/2011								400,000		5.16	964,094

William R. McLennan(8)	(6)	(6)	77,705	310,820	621,639
	9/21/2011	9/21/2011				9,425	37,700	37,700					131,573
	9/30/2011	9/21/2011								78,600		3.49	130,476

David J. Riley(9)	(6)	(6)	28,024	112,094	224,188
	9/21/2011	9/21/2011				7,075	28,300	28,300					98,767
	9/30/2011	9/21/2011								58,900		3.49	97,774

*	Equity awards to the named executive officers during fiscal 2012 were made pursuant to the 2010 Incentive Award Plan.
(1)	Non-equity awards were to be made pursuant to the 2012 MIP. In September 2011, the Compensation Committee established the performance objectives for fiscal 2012, as well as the threshold, target and maximum payment levels. The threshold amount is 25% of target and maximum is 200% of target. The performance objectives were not achieved and no awards were made pursuant to the 2012 MIP, other than $200,000 to Mr. Nightingale, which was guaranteed to be paid to Mr. Nightingale per his employment arrangement. See “Compensation Discussion and Analysis” for a discussion of the 2012 MIP.
(2)	The amounts shown reflect number of potential shares of performance-based restricted stock to be issued subject to satisfaction of performance conditions. Threshold achievement payout is 25% of target and maximum achievement payout is 100% of target. In addition to the awards set forth in the table, each award earned under the plan is subject to a multiplier related to achievement by the Company of a certain level of revenue in fiscal 2012. The percentage by which the Company’s revenue for fiscal 2012 exceeds the target level, if at all, will be multiplied by the number of shares to be issued relative to operating income performance, and added to the award. Performance below a threshold level results in no payout. The performance objectives set for fiscal 2012 performance were not achieved and no performance-based restricted shares were issued. See “Compensation Discussion and Analysis” for a discussion of the plan.
(3)

Restricted stock awards vest 33 1/3% on each of the first three anniversaries of the date of grant, provided that the recipient remains employed by the Company or one of its subsidiaries on each such date. Mr. Nightingale’s restricted stock award provided that should Mr. Lawler cease to be employed as the Chief Executive Officer of the Company during Mr. Nightingale’s first twelve months of employment, then 50% of such award would become immediately vested. Due to Mr. Lawler’s retirement on October 1, 2012, Mr. Nightingale’s restricted stock award vested as to 30,000 shares on October 1, 2012, and will vest as to 10,000 shares on December 12, 2013 and as to 20,000 shares on December 12, 2014. The vesting of these restricted stock awards is accelerated under certain circumstances. See “Potential Payments Upon Termination or Change-in-Control” below.

(4)

Unless otherwise noted, stock option awards vest as to 25% on the first anniversary of the date of grant and as to 1/48th of the shares on each monthly anniversary thereafter, provided that the recipient remains employed by the Company or one of its subsidiaries on each such date. The vesting and exercisability of the options is accelerated under certain circumstances. See “Potential Payments Upon Termination or Change-in-Control” below.

(5)	The grant date fair value of “All Other Stock Awards” is computed based on a value per share of $4.18 on August 29, 2011 for Mr. Crawley and $5.16 on December 12, 2011 for Mr. Nightingale. The grant date fair value of “All Other Option Awards” is computed based on a value per share of (i) $1.66 on September 30, 2011 for Messrs. Lawler, Crane, Gray, McLennan and Riley, (ii) (x) $1.98 on August 29, 2011 for the option to purchase 35,000 shares granted to Mr. Crawley and (y) $2.11, $2.00, $1.79, $1.63, $1.43 on August 29, 2011 for the option to purchase 50,000 shares granted to Mr. Crawley (such option will vest as to 10,000 shares on each of the first five anniversaries of the grant date subject to a minimum average share price being achieved on each such vesting date, which shall be $7.00, $8.50, $11.00, $12.50 and $14.00, respectively) and (iii) $2.41 on December 12, 2011 for Mr. Nightingale. The grant date fair value of the performance-based shares of restricted stock is computed based on a value per share of (i) $3.49 on September 21, 2011 for Messrs. Lawler, Crane, Gray, McLennan and Riley and (ii) $4.31 on October 28, 2011 for Mr. Crawley, and reflects the target number of shares, which is also the maximum number of shares (exclusive of the revenue multiplier discussed under “Compensation Discussion and Analysis”). All per share amounts are computed in accordance with ASC 718.
(6)	The Compensation Committee approved the bonus target percentages for the named executive officers, other than Mr. Nightingale, on September 21, 2011. Mr. Nightingale’s bonus target percentage was approved on November 18, 2011. The Compensation Committee approved the terms of the 2012 MIP on September 21, 2011.
(7)	Stock option vesting with respect to 10,000 shares on each of 8/29/2012, 8/29/2013, 8/29/2014, 8/29/2015 and 8/29/2016 subject to a minimum average share price being achieved on each vesting date, which shall be $7.00, $8.50, $11.00, $12.50 and $14.00, respectively. If the specified minimum average share price for the applicable anniversary date is not achieved, the 10,000 shares shall not vest and become exercisable but may vest on a subsequent anniversary date if the minimum average share price related to the earlier anniversary date is achieved or exceeded on a subsequent anniversary date.
(8)	Mr. McLennan’s employment with the Company ceased on June 11, 2012; therefore, Mr. McLennan forfeited his right to any future possible payout under the 2012 MIP and the equity incentive plan. Mr. McLennan’s stock option was also immediately forfeited to the Company on June 11, 2012.
(9)	Mr. Riley’s employment with the Company ceased on July 3, 2012; therefore, Mr. Riley forfeited his right to any future possible payout under the 2012 MIP and the equity incentive plan. Mr. Riley’s stock option was also immediately forfeited to the Company on July 3, 2012.

Employment Arrangements of Named Executive Officers

We do not have agreements with any of the named executive officers which guarantee employment for a set term, and accordingly, all of the named executive officers are employees at will. We have entered into certain severance agreements with our named executive officers, as discussed in “Potential Payments Upon Termination or Change-in-Control.”

Joseph C. Lawler

On August 23, 2004, Joseph C. Lawler was appointed President and Chief Executive Officer of the Company and served as President and Chief Executive Officer until October 1, 2012. In August 2006 Mr. Lawler was named Chairman of the Company and served as Chairman until November 2011. In connection with his employment, Mr. Lawler and the Company entered into an employment offer letter which set forth his initial compensation terms and his initial equity grants as well as equity grants over a five-year period. On June 11, 2012, the Company announced that Mr. Lawler would retire from the Company, on or before October 1, 2012, and entered into a Separation and Release Agreement with Mr. Lawler. Mr. Lawler resigned from the Board effective as of June 11, 2012.

Under the Separation and Release Agreement, Mr. Lawler became entitled to: (i) severance payments totaling $1,451,250 payable within 10 days of his retirement date, representing twelve months of then current base salary and his target annual bonus for 2012; (ii) COBRA payments for up to twelve months; and (iii) an amendment to his stock options and restricted stock grants to provide that certain unvested stock options and restricted stock would become fully vested on his retirement date, if not vested prior to such date in accordance with the terms thereof. Due to Mr. Lawler’s continued employment through October 1, 2012, all such vesting occurred per the original vesting schedules.

William R. McLennan

On June 11, 2012, Mr. McLennan’s employment with the Company ceased and he entered into a Separation and Release Agreement with the Company. Under the Separation and Release agreement, Mr. McLennan became entitled to severance payments totaling $450,000 in equal installments over twelve months, representing his base salary at the time of his departure.

David J. Riley

On July 3, 2012, Mr. Riley’s employment with the Company ceased. Pursuant to the terms of his severance agreement, entered into in July 2007, Mr. Riley became entitled to severance payments totaling $242,760 in equal installments over twelve months, representing his base salary at the time of his departure.

Other Named Executive Officers

We entered into employment offer letters with each of our other named executive officers when they commenced their employment. These letters generally set forth initial base salary, target bonus and other compensatory matters, such as initial equity grants.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR END

The following table sets forth summary information regarding the outstanding equity awards granted to each of the named executive officers as of the end of fiscal 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(2)
Joseph C. Lawler(3)	67,452	0		17.40	8/23/2012	8,994	(4)	30,759	21,975	75,155
	67,452	0		10.30	4/2/2013	17,988	(5)	61,519
	53,961	13,491	(6)	16.10	4/2/2013	26,981	(7)	92,275
	40,471	26,981	(8)	11.81	4/2/2013	26,667	(9)	91,201
	26,980	40,472	(10)	7.28	4/2/2013	24,200	(11)	82,764
	43,749	56,251	(12)	6.37	4/2/2013
	0	183,100	(13)	3.49	4/2/2013
Steven G. Crane	65,000	0		21.40	4/23/2014	6,667	(14)	22,801	8,475	28,985
	20,000	0		13.60	9/27/2014	16,000	(15)	54,720
	28,124	1,876	(16)	8.64	10/1/2015	4,356	(17)	14,898
	13,749	6,251	(18)	7.25	10/2/2016
	17,499	22,501	(19)	6.37	9/30/2017
	0	70,600	(20)	3.49	9/30/2018
Scott R. Crawley	0	35,000	(21)	4.18	8/29/2018	25,000	(22)	85,500	3,750	12,825
	0	50,000	(23)	4.18	8/29/2018
Peter L. Gray	10,000	0		16.00	10/5/2012	6,667	(24)	22,801	7,075	24,197
	15,000	0		12.30	10/12/2013	13,334	(25)	45,602
	10,000	0		13.60	9/27/2014	4,356	(26)	14,898
	14,062	938	(27)	8.64	10/1/2015
	6,874	3,126	(28)	7.25	10/2/2016
	13,124	16,876	(29)	6.37	9/30/2017
	0	58,900	(30)	3.49	9/30/2018
Thomas Nightingale	0	400,000	(31)	5.16	12/12/2018	60,000	(32)	205,200	n/a	n/a
William R. McLennan(33)	n/a	n/a		n/a	n/a	n/a		n/a	n/a	n/a
David J. Riley(34)	7,000	0		15.70	8/3/2012	n/a		n/a	n/a	n/a
	20,000	0		10.60	8/3/2012
	10,000	0		12.30	8/3/2012
	10,000	0		13.60	8/3/2012
	9,374	626		8.64	8/3/2012
	6,874	3,126		7.25	8/3/2012
	13,124	16,876		6.37	8/3/2012
	0	58,900		3.49	8/2/2012

*	References to approximate share totals in the footnotes below relate to vesting schedules which may vary from time to time in order to account for rounding.
(1)	Based on the fair market value of our Common Stock on 7/31/2012 ($3.42 per share).

(2)

Represents potential threshold payout of performance-based restricted stock, which is 25% of the maximum payout, the award of which was conditional upon the Company meeting certain performance objectives in fiscal 2012. The number of shares awarded is determined based on the extent to which the objectives are achieved. Awarded shares of restricted stock vest 33 1/3% on each of the first three anniversaries of the date the shares are awarded, provided that the recipient remains employed by the Company or one of its subsidiaries on each such date. If awards are made, the vesting of these restricted stock awards is accelerated under certain circumstances. See “Potential Payments Upon Termination or Change-in-Control” below. The performance objectives set for fiscal 2012 were not achieved and no shares were issued pursuant to the FY2012 Performance-Based Restricted Stock Bonus Plan.

(3)	On June 11, 2012, Mr. Lawler entered into a Separation and Release Agreement with the Company. Mr. Lawler retired from the Company on October 1, 2012. Until October 1, 2012, Mr. Lawler’s unvested stock options continued to vest and become exercisable in accordance with the applicable vesting schedule and after October 1, 2012, Mr. Lawler’s unvested stock options ceased to continue to vest and become exercisable, provided that Mr. Lawler would have six months from October 1, 2012 to exercise his vested options. Any unvested stock options and shares of restricted stock that had not vested on or before October 1, 2012 were immediately forfeited by Mr. Lawler to the Company on October 1, 2012.
(4)	Restricted stock award vesting with respect to 8,994 shares on 8/23/2012.
(5)	Restricted stock award vesting with respect to 8,994 shares on 8/23/2012.
(6)	Stock option vesting with respect to 13,491 shares on 8/23/2012.
(7)	Restricted stock award vesting with respect to 8,994 shares on 8/23/2012.
(8)	Stock option vesting with respect to 13,490 shares on 8/23/2012.
(9)	Restricted stock award vesting with respect to 13,333 shares on 10/1/2012.
(10)	Stock option vesting with respect to 13,490 shares on 8/23/2012.
(11)	Restricted stock award vesting with respect to 12,100 shares on 10/1/2012.
(12)	Stock option vesting with respect to approximately 2,083 shares each month beginning on 8/1/2012 and ending on 10/1/2012.
(13)	Stock option vesting with respect to 45,775 shares on 9/30/2012.
(14)	Restricted stock award vesting with respect to 6,667 shares on 10/2/2012.
(15)	Restricted stock award vesting with respect to 8,000 shares on each of 10/1/2012 and 10/1/2013.
(16)	Stock option vesting with respect to approximately 625 shares on each of 8/2/2012, 9/2/2012 and 10/2/2012.
(17)	Restricted stock award vesting with respect to 2,178 shares on each of 10/1/2012 and 10/1/2013.
(18)	Stock option vesting with respect to approximately 417 shares each month beginning on 8/2/2012 and ending on 10/2/2013.
(19)	Stock option vesting with respect to approximately 833 shares each month beginning on 8/1/2012 and ending on 10/1/2014.
(20)	Stock option vesting with respect to 17,650 shares on 9/30/2012 and approximately 1,471 shares each month beginning on 10/31/2012 and ending on 9/30/2015.
(21)	Stock option vesting with respect to 8,750 shares on 8/29/2012 and approximately 729 shares each month beginning on 9/29/2012 and ending on 8/29/2015.
(22)	Restricted stock award vesting with respect to approximately 8,333 shares on each of 8/29/2012, 8/29/2013 and 8/29/2014.
(23)	Stock option vesting with respect to 10,000 shares on each of 8/29/2012, 8/29/2013, 8/29/2014, 8/29/2015 and 8/29/2016 subject to a minimum average share price being achieved on each vesting date, which shall be $7.00, $8.50, $11.00, $12.50 and $14.00, respectively. If the specified minimum average share price for the applicable anniversary date is not achieved, the 10,000 shares shall not vest and become exercisable but may vest on a subsequent anniversary date if the minimum average share price related to the earlier anniversary date is achieved or exceeded on a subsequent anniversary date.
(24)	Restricted stock award vesting with respect to 6,667 shares on 10/2/2012.
(25)	Restricted stock award vesting with respect to 6,667 shares on each of 10/1/2012 and 10/1/2013.
(26)	Restricted stock award vesting with respect to 2,178 shares on each of 10/1/2012 and 10/1/2013.
(27)	Stock option vesting with respect to approximately 313 shares on each of 8/2/2012, 9/2/2012 and 10/2/2012.
(28)	Stock option vesting with respect to approximately 208 shares each month beginning on 8/2/2012 and ending on 10/2/2013.
(29)	Stock option vesting with respect to approximately 625 shares each month beginning on 8/1/2012 and ending on 10/1/2014.
(30)	Stock option vesting with respect to 14,725 shares on 9/30/2012 and 1,227 shares each month beginning on 10/31/2012 and ending on 9/30/2015.
(31)	Stock option vesting with respect to 100,000 shares on 12/12/2012 and approximately 8,333 shares each month beginning on 1/12/2013 and ending on 12/12/2015.
(32)	Restricted stock award vesting with respect to 30,000 shares on 10/1/2012, 10,000 shares on 12/12/2013 and 20,000 shares on 12/12/2014.

(33)	On June 11, 2012, Mr. McLennan’s employment with the Company ceased. Accordingly, all of Mr. McLennan’s unvested shares of restricted stock and unvested stock options immediately forfeited to the Company on such date. On July 11, 2012, all of Mr. McLennan’s outstanding vested stock options expired.
(34)	On July 3, 2012, Mr. Riley’s employment with the Company ceased. Accordingly, all of Mr. Riley’s unvested shares of restricted stock and unvested stock options immediately forfeited to the Company on such date. On August 3, 2012, all of Mr. Riley’s outstanding vested stock options expired.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2012

The following table summarizes the vesting of stock awards for each of the named executive officers during fiscal 2012. None of the named executive officers exercised stock options in fiscal 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Joseph C. Lawler	—	—	61,408	230,862
Steven G. Crane	—	—	21,845	76,239
Scott R. Crawley	—	—	—	—
Peter L. Gray	—	—	15,511	54,133
Thomas Nightingale	—	—	—	—
William R. McLennan	—	—	18,297	63,857
David J. Riley	—	—	18,845	65,769

(1) Represents the fair market value of the stock award on the date of vesting.

Potential Payments Upon Termination or Change-in-Control

We have entered into agreements with each of our named executive officers, which agreements provide for benefits in the event of termination of employment. These benefits vary based on whether the termination occurs before or within one year following a change in control of the Company.

Joseph C. Lawler, William R. McLennan and David J. Riley

Messrs. Lawler, McLennan and Riley have each ended their employment with the Company, effective as of October 1, 2012, June 11, 2012 and July 3, 2012, respectively. Each of Messrs. Lawler and McLennan entered into separation agreements with the Company, the details of which are described above under “Employment Agreements of Named Executive Officers.”

Steven G. Crane

Mr. Crane is party to an agreement entered into with him in July 2007 (as amended, the “Crane Executive Severance Agreement”), which provides that in the event Mr. Crane’s employment is terminated by the Company without Cause, then Mr. Crane will receive (i) 12 months of continued base salary and (y) his target bonus for the year in which the termination occurs (added by amendment to the Crane Executive Severance Agreement on June 12, 2012) (each payable in 12 monthly installments). In the event Mr. Crane’s employment is terminated by the Company without Cause or by Mr. Crane for Good Reason (as defined below) within one year after a Change of Control (as defined below) of the Company, then (i) Mr. Crane will receive (x) 12 months of continued base salary, and (y) his target bonus (each payable in 12 monthly installments) and (ii) all of Mr. Crane’s stock options which are then outstanding shall be immediately vested and shall remain exercisable for a period of 6 months following the his last day of employment (but not to exceed the original term of such awards) and all of his restricted stock shall be immediately vested and free of restrictions.

On June 12, 2012, the Company entered into a retention agreement with Mr. Crane pursuant to which the Company agreed to pay Mr. Crane $160,000 on December 31, 2012 and $240,000 on June 30, 2013, provided that he remains employed by the Company on each such date. These amounts are immediately due and payable in the event Mr. Crane’s employment is terminated by the Company without Cause or Mr. Crane terminates his employment after a Change of Control for Good Reason. In the event Mr. Crane terminates his employment voluntarily or is terminated for Cause, no payments of the retention bonus shall be payable.

In addition, subject to Mr. Crane’s continued employment with the Company, the Company agreed to grant to Mr. Crane an option to purchase 150,000 shares of the Common Stock of the Company on the third trading day of the first open trading window applicable to him following the date the restatement of the Company’s financial statements is complete and announced to the public, with an exercise price equal to the fair market value on the grant date. Such option would vest in two equal installments on the first and second anniversary of the grant date, provided that Mr. Crane remains employed by the Company on each such vesting date.

Scott R. Crawley

Mr. Crawley is party to an agreement entered into with him in August 2011 (the “Crawley Executive Severance Agreement”), which provide that in the event Mr. Crawley’s employment is terminated by the Company without Cause (as defined below), then Mr. Crawley will receive (i) 12 months of continued base salary and (y) his target bonus for the year in which the termination occurs (added by amendment to the Crawley Executive Severance Agreement on July 30, 2012) (each payable in 12 monthly installments). In the event Mr. Crawley’s employment is terminated by the Company without Cause or by Mr. Crawley for Good Reason (as defined below) within one year after a Change of Control (as defined below) of the Company, then (i) Mr. Crawley will receive (x) 12 months of continued base salary, and (y) his target bonus (each payable in 12 monthly installments) and (ii) all of Mr. Crawley’s stock options which are then outstanding shall be immediately vested and shall remain exercisable for a period of 6 months following the his last day of employment (but not to exceed the original term of such awards) and all of his restricted stock shall be immediately vested and free of restrictions.

On July 30, 2012, the Company entered into a retention agreement with Mr. Crawley pursuant to which the Company agreed to pay Mr. Crawley $105,000 on December 31, 2012 and $157,500 on June 30, 2013, provided that he remains employed by the Company on each such date. These amounts are immediately due and payable in the event Mr. Crawley’s employment is terminated by the Company without Cause or Mr. Crawley terminates his employment after a Change of Control for Good Reason. In the event Mr. Crawley terminates his employment voluntarily or is terminated for Cause, no payments of the retention bonus shall be payable. In addition, subject to Mr. Crawley’s continued employment with the Company, the Company agreed to grant to Mr. Crawley an option to purchase 150,000 shares of the Common Stock of the Company on the third trading day of the first open trading window applicable to him following the date the restatement of the Company’s financial statements is complete and announced to the public, with an exercise price equal to the fair market value on the grant date. Such option would vest in two equal installments on the first and second anniversary of the grant date, provided that Mr. Crawley remains employed by the Company on each such vesting date.

Thomas Nightingale

Mr. Nightingale is party to an agreement entered into with him in December 2011, which provides that in the event Mr. Nightingale’s employment is terminated by the Company without Cause (as defined below), or by Mr. Nightingale due to the unilateral relocation by the Company of his principal work place for the Company to a site more than 60 miles from Mr. Nightingale’s principal office, then Mr. Nightingale will receive (i) 12 months of continued base salary and (y) his target bonus for the year in which the termination occurs (each payable in 12 monthly installments). In the event Mr. Nightingale’s employment is terminated by the Company without Cause (as defined below) or by Mr. Nightingale for Good Reason (as defined below) within one year after a Change of Control (as defined below) of the Company, then (i) Mr. Nightingale will receive (x) 12 months of continued base salary, and (y) his target bonus (each payable in 12 monthly installments) and (ii) all of Mr. Nightingale’s stock options which are then outstanding shall be immediately vested and shall remain exercisable for a period of 6 months following his last day of employment (but not to exceed the original term of such awards) and all of his restricted stock shall be immediately vested and free of restrictions.

Peter L. Gray

The Company also entered into an agreement with Mr. Gray in August 2002. As amended to date, including the amendment entered into on June 12, 2012, the agreement provides that in the event that his employment is terminated by the Company for a reason other than for Cause, then the Company shall pay Mr. Gray (i) 12 months of continued base salary and (y) his target bonus for the year in which the termination occurs (each payable in 12 monthly installments). In addition, the agreement provides that in the event that his employment is terminated by the Company for a reason other than for Cause or by Mr. Gray for Good Reason within one year following a Change of Control of the Company, then (i) the Company shall pay Mr. Gray (x) a lump sum payment equal to two times his then-current base salary and (y) a lump sum payment equal to his target annual bonus for the year during which his termination occurs and (ii) all of Mr. Gray’s stock options which are then outstanding shall be immediately vested and shall remain exercisable for a period of 6 months following his last day of employment (but not to exceed the original term of such awards), and all of his restricted stock shall be immediately vested and free of restrictions. For purposes of Mr. Gray’s agreement, the definition of “Cause” is substantially similar to the definition of “Cause” set forth below.

On June 12, 2012, the Company entered into a Retention Agreement with Mr. Gray, pursuant to which the Company agreed to pay to Mr. Gray $160,000 on December 31, 2012 and $240,000 on June 30, 2013, provided that he remains employed by the Company on each such date. These amounts are immediately due and payable in the event Mr. Gray’s employment is terminated by the Company without Cause or Mr. Gray terminates his employment after a Change of Control for Good Reason. In the event Mr. Gray terminates his employment voluntarily or is terminated for Cause, no payments of the retention bonus shall be payable.

In addition, subject to Mr. Gray’s continued employment with the Company, the Company agreed to grant to Mr. Gray an option to purchase 150,000 shares of the Common Stock of the Company on the third trading day of the first open trading window applicable to him following the date the restatement of the Company’s financial statements is complete and announced to the public, with an exercise price equal to the fair market value on the grant date. Such option would vest in two equal installments on the first and second anniversary of the grant date, provided that Mr. Gray remains employed by the Company on each such vesting date.

Each severance agreement described above is intended to comply with Section 409A of the Code. Also, under certain circumstances, in the event that any amounts payable to an executive officer under a severance agreement would qualify as “excess parachute payments” under Section 280G of the Code, then we may not be obligated to pay to the executive officer that portion of the consideration that is payable as a result of the Change of Control as is necessary to eliminate any “excess parachute payments.”

For purposes of the severance agreements, terms are defined as follows:

“Cause” is defined as a good faith finding by a majority of the members of the Board of the Company after giving the executive an opportunity to be heard, of: (i) gross negligence or willful misconduct by the executive in connection with his employment duties, (ii) failure by the executive to perform his duties or responsibilities required pursuant to his employment, after written notice and an opportunity to cure, (iii) misappropriation by the executive of the assets or business opportunities of the Company, or its affiliates, (iv) embezzlement or financial or other fraud committed by the executive, (v) the executive knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii) or (iv), or (vi) the executive’s indictment for, conviction of, or entry of a plea of no contest with respect to, any felony or any crime involving moral turpitude.

“Good Reason” is defined as: (i) the unilateral relocation by the Company of the executive’s principal work place for the Company to a site more than 60 miles from the executive’s principal office, (ii) a material reduction in the executive’s then-current salary without the executive’s consent or (iii) material diminution of the executive’s duties, authority or responsibilities, without the executive’s consent. In order to establish “Good Reason” for a termination, the executive must provide notice to the Company of the existence of the condition giving rise to “Good Reason” within 90 days following the initial existence of the condition, and the Company has 30 days following receipt of such notice to remedy such condition.

“Change of Control” is defined as the first to occur of any of the following:

(A) the acquisition by an individual, entity or group (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), any acquisition directly from the Company shall not constitute a Change in Control; or

(B) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board of the Company (or, if applicable, the Board of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the Executive Severance Agreement or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(C) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 40% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(D) the liquidation or dissolution of the Company.

The table below shows the estimated incremental value transfer to each named executive officer under various scenarios relating to a termination of employment. The table below assumes that such termination occurred on July 31, 2012 and payments are made under the severance arrangements and retention arrangements then in effect. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment and would vary from those listed below.

	Termination without Cause and without a Change-in-Control								Termination without Cause or for Good Reason within One Year Following a Change-in-Control
	Severance Pay ($)(1)	Non- Equity Incentive Plan Compen- sation ($)	Accele- rated Vesting of Stock Options ($)(2)		Accele- rated Vesting of Restricted Stock Awards ($)(2)	Other Benefits ($)		Total ($)	Severance Pay ($)(3)	Non- Equity Incentive Plan Compen- sation ($)	Accele- rated Vesting of Stock Options ($)(2)(4)	Accele- rated Vesting of Restricted Stock Awards ($)(2)	Other Benefits ($)		Total ($)
Joseph C. Lawler	1,451,250	0	0	(4)	133,117	13,569	(5)	1,597,936	1,451,250	0	0	133,117	13,569	(5)	1,597,936
Steven G. Crane	1,080,000	0	n/a		n/a	n/a		1,080,000	1,080,000	0	0	92,419	n/a		1,172,419
Scott R. Crawley	822,500	0	n/a		n/a	n/a		822,500	822,500	0	0	85,500	n/a		908,000
Peter L. Gray	1,040,000	0	n/a		n/a	n/a		1,040,000	1,440,000	0	0	83,301	n/a		1,523,301
Thomas Nightingale	800,000	0	n/a		n/a	n/a		800,000	800,000	0	0	205,200	n/a		1,005,200
William R. McLennan(6)	n/a	n/a	n/a		n/a	n/a		n/a	n/a	n/a	n/a	n/a	n/a		n/a
David J. Riley(7)	n/a	n/a	n/a		n/a	n/a		n/a	n/a	n/a	n/a	n/a	n/a		n/a

*	Payouts subject to 409A regulations.
(1)	As described above, severance pay consists of 12 months of base salary plus target bonus plus retention bonus for each of Messrs. Crane, Crawley and Gray and 12 months of base salary plus target bonus for Mr. Nightingale. Per the Separation and Release Agreement Mr. Lawler entered into with the Company on June 11, 2012, Mr. Lawler’s severance pay would be equal to 12 months of base salary plus the target bonus.
(2)	Based on closing price of $3.42 per share on July 31, 2012.
(3)	As described above, severance pay consists of 12 months of base salary plus target bonus for each of Messrs. Crane, Crawley and Nightingale and 24 months of base salary plus target bonus for Mr. Gray. Per the Separation and Release Agreement Mr. Lawler entered into with the Company on June 11, 2012, Mr. Lawler’s severance pay would be equal to 12 months of base salary plus the target bonus.
(4)	Severance agreement provides for accelerated vesting of stock options, and “0” indicates that all stock options had exercise prices greater than the then current price of our Common Stock at July 31, 2012.
(5)	Represents reimbursement of COBRA expenses.
(6)	Mr. McLennan’s employment with the Company ceased on June 11, 2012. His severance payments are detailed in the Summary Compensation Table.
(7)	Mr. Riley’s employment with the Company ceased on July 3, 2012. His severance payments are detailed in the Summary Compensation Table.

Director Compensation

The table below sets forth certain information concerning our fiscal 2012 compensation of our Directors.

DIRECTOR COMPENSATION FOR FISCAL 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)		Total ($)
Virginia G. Breen(3)	108,500	79,995	n/a		188,495
Jeffrey J. Fenton(4)	104,546	79,995	n/a		184,541
Thomas H. Johnson(5)	49,500	79,995	41,000	(6)	170,495
Francis J. Jules(7)	169,416	79,995	n/a		249,411
Edward E. Lucente(8)	115,554	79,995	19,819	(9)	215,368
Michael J. Mardy(10)	102,000	79,995	n/a		181,995
Joseph M. O’Donnell(11)	95,000	79,995	n/a		174,995
Jeffrey S. Wald(12)	35,500	73,332	n/a		108,832

(1)	The amounts shown in the “Stock Awards” column represent the aggregate grant date fair value of awards computed in accordance with ASC 718, not the actual amounts paid to or realized by the directors during fiscal 2012.
(2)	Restricted stock awards are subject to a restriction on transfer, which lapses on the first anniversary of the date of grant. Mr. Wald’s restricted stock award was granted on March 28, 2012, prorated based on his joining the Board on February 1, 2012, and the restriction on transfer for such award lapses on January 3, 2013, which is the first anniversary of the date of grant for all other restricted stock awards in the table above.
(3)	As of July 31, 2012, Ms. Breen held 15,122 shares of restricted stock and vested options to purchase an aggregate of 16,800 shares of our Common Stock.
(4)	As of July 31, 2012, Mr. Fenton held 15,122 shares of restricted stock and options (vested and unvested) to purchase an aggregate of 20,000 shares of our Common Stock.
(5)	Mr. Johnson ceased to serve as a Director of the Company on February 1, 2012 and the stock award was forfeited to the Company.
(6)	Represents payment made to The Taffrail Group, LLC, an international advisory firm of which Mr. Johnson is the chief executive officer, for services rendered by The Taffrail Group to the Company.
(7)	As of July 31, 2012, Mr. Jules held 15,122 shares of restricted stock and vested options to purchase an aggregate of 34,400 shares of our Common Stock.
(8)	As of July 31, 2012, Mr. Lucente held 15,122 shares of restricted stock and vested options to purchase an aggregate of 27,200 shares of our Common Stock.
(9)	Represents the cost of a furnished rental apartment, airfare to and from Florida, ground transportation and living expenses (including certain meals and entertainment) while Mr. Lucente was in Massachusetts, as described further below.
(10)	As of July 31, 2012, Mr. Mardy held 15,122 shares of restricted stock and vested options to purchase an aggregate of 34,400 shares of our Common Stock.
(11)	As of July 31, 2012, Mr. O’Donnell held 15,122 shares of restricted stock and options (vested and unvested) to purchase an aggregate of 20,000 shares of our Common Stock.
(12)	As of July 31, 2012, Mr. Wald held 13,505 shares of restricted stock.

Members of the Board receive a combination of cash compensation and equity in the form of restricted stock awards, provided they are eligible under the applicable plan. In addition, all of the Directors of the Company receive reimbursement of expenses incurred with respect to attendance at meetings of the Board and meetings of committees thereof, which is not included in the above table.

In June of 2012 in light of the various challenges facing the Company, including the restatement, management changes, restructuring and cost reduction activities, the Board of Directors determined that greater board oversight and direction of management was appropriate. Accordingly, the Board requested that the Mr. Lucente act as a Board resource to management and provide greater board oversight by spending additional time at the Company’s headquarters in Waltham, Massachusetts. In connection therewith the Company provided or reimbursed Mr. Lucente for an apartment in Massachusetts, transportation to and from his home in Florida, transportation in Massachusetts and living expenses (including certain meals and entertainment) while in Massachusetts. Such benefits and reimbursements are reported as perquisites to Mr. Lucente in the table above as required under Item 402(k) of Regulation S-K and SEC guidance on perquisites. However, the Board and the Company consider these expenses as necessary and directly related to Mr. Lucente’s Board oversight role.

The Board has adopted a Director Compensation Plan which governs cash compensation to Directors and under which all Directors are eligible to participate, other than any Director who (i) is an employee of the Company or any of its subsidiaries or affiliates or (ii) unless otherwise determined by the Board, is an affiliate, employee or designee of an institutional or corporate investor in the Company (an “Affiliated Director”). On December 8, 2010, the Board, upon recommendation of the Compensation Committee, amended the Director Compensation Plan, and, on November 23, 2011, the Board, upon recommendation of the Compensation Committee, further amended the Director Compensation Plan. Pursuant to the Director Compensation Plan, each participating Director who serves as a Director during any fiscal quarter shall receive a payment for such quarter of $12,500, with a pro rata fee applicable to service for less than a whole quarter; provided that, any Director who serves as the non-executive Chairman of the Board during any fiscal quarter shall receive a payment for such quarter of $28,750 instead of $12,500, with a pro rata fee applicable to service for less than a whole quarter. Each participating Director who serves as the chairperson of a committee of the Board during any fiscal quarter shall receive a payment of $1,250; provided, however, that the chairperson of the Audit Committee during any fiscal quarter shall receive a payment of $2,500, in each such case with a pro rata fee applicable to service for less than a whole quarter. In addition, pursuant to the amended Director Compensation Plan adopted on December 8, 2010, any Director serving as presiding director during any fiscal quarter received a payment of $5,000. Under the amended Director Compensation Plan adopted on November 23, 2011, this payment was eliminated. Each participating Director who attends a telephonic meeting of the Board or a committee thereof shall receive a meeting fee of $500. Each participating Director who attends a meeting of the Board or a committee thereof, where a majority of the Directors attend such meeting in person, shall receive a meeting fee of $1,000.

In addition, pursuant to the amended Director Compensation Plan adopted on November 23, 2011, each Director, other than an Affiliated Director, will receive a restricted stock award for shares of Common Stock with a fair market value equal to $80,000 on the first business day of the calendar year provided that such Director is serving as a Director on such date. Such awards are subject to a restriction on transfer which lapses on the first anniversary of the date of grant. Notwithstanding the foregoing, if a Director ceases to be a Director due to (i) removal without cause, (ii) resignation upon request of a majority of the Board, other than for reasons the Board determines to be cause, (iii) the failure to be re-elected to the Board either because the Company fails to nominate the Director for re-election or the Director fails to receive sufficient stockholder votes, then, on the day the Director ceases to be a Director, 25% of the restricted stock award shall vest for each full calendar quarter that the Director has served as a Director from and after the award date.

From December 8, 2010 to November 23, 2011, each Director, other than an Affiliated Director, received a restricted stock award for shares of Common Stock with a fair market value equal to $80,000 on the first business day of the calendar year following the annual meeting of stockholders provided that such Director was both serving as Director immediately prior to and immediately following such annual meeting, and had served on the Board for at least six months (unless otherwise determined by the Board). Such awards were subject to a restriction on transfer which lapsed on the first anniversary of the date of grant.

Prior to December 8, 2010, each Director, other than an Affiliated Director, received a restricted stock award for 2,500 shares of Common Stock on the first business day of the calendar year following the annual meeting of stockholders provided that such Director was both serving as Director immediately prior to and immediately following such annual meeting, and had served on the Board for at least six months (unless otherwise determined by the Board). Such awards were subject to a restriction on transfer which lapsed on the first anniversary of the date of grant.

Previously, the members of the Board were granted stock options under the 2005 Non-Employee Director Plan (the “2005 Plan”). Per the terms of the 2005 Plan, all Directors, other than an Affiliated Director (as defined above), were automatically granted an option to acquire 20,000 shares of Common Stock (the “Initial Option”) upon election to the Board. Each Initial Option vested and became exercisable as to 1/36th of the number of shares of Common Stock originally subject to the option on each monthly anniversary of the date of grant, provided that the optionee served as a Director on such monthly anniversary date. The

2005 Plan also provided that on the date of each annual meeting of stockholders of the Company, each eligible Director who was both serving as Director immediately prior to and immediately following such annual meeting, and who had served on the Board for at least six months, would automatically be granted an option to purchase 2,400 shares of Common Stock (an “Annual Option”). Each Annual Option vested and became exercisable as to 1/36th of the number of shares originally subject to the option on each monthly anniversary of the date of grant, provided that the optionee served as a Director on such monthly anniversary date. The option exercise price per share for each option granted under the 2005 Plan shall equal the closing price of the Common Stock on the date of grant. Except as otherwise provided in the applicable option agreement, each option granted under the 2005 Plan terminates, and may no longer be exercised, on the date that is ten years after the date of grant of such option. On September 23, 2009 and December 8, 2010, respectively, the Board, upon recommendation of the Compensation Committee, amended the 2005 Plan to eliminate the Annual Option and the Initial Option, in light of the transition to its practice of awarding restricted stock as the means of equity compensation to the members of the Board. Each Annual Option granted under the 2005 Plan and held by a current Director is fully vested and exercisable.

Prior to the adoption of the 2005 Plan, all Directors of the Company were eligible to receive non-statutory stock options to purchase shares of Common Stock under the Company’s 1999 Stock Option Plan for Non-Employee Directors, as amended (the “1999 Plan”). Since the adoption of the 2005 Plan, no further options have been or will be granted under the 1999 Plan. Under the 1999 Plan each eligible Director who was elected to the Board for the first time was granted an option to acquire 20,000 shares of Common Stock (the “1999 Initial Option”). Each Affiliated Director who ceased to be an Affiliated Director was granted, on the date such Director ceased to be an Affiliated Director but remained as a member of the Board, a 1999 Initial Option to acquire 20,000 shares of Common Stock under the 1999 Plan. Each 1999 Initial Option granted under the 1999 Plan and held by a current Director is fully vested and exercisable. On each anniversary of the grant of the 1999 Initial Option, each eligible Director was automatically granted an option to purchase 2,400 shares of Common Stock (a “1999 Annual Option”), provided that such eligible Director served as a Director on the applicable anniversary date. Each 1999 Annual Option granted under the 1999 Plan and held by a current Director is fully vested and exercisable.

The option exercise price per share for each option granted under the 1999 Plan equals the closing price of the Common Stock on the date of grant. Except as otherwise provided in the applicable option agreement, each option granted under the 1999 Plan shall terminate, and may no longer be exercised, on the date that is ten years after the date of grant of such option.

Each of the Directors has also entered into an Indemnification Agreement with the Company providing that the Company shall indemnify the Director to the fullest extent authorized or permitted by applicable law in the event that the Director is involved in any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether brought by or in the right of the Company or by any other party and whether of a civil, criminal, administrative or investigative nature, by reason of the fact that the Director is or was a Director of the Company, or is or was serving at the request of the Company as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments, fines and penalties, provided that the Director shall not have been finally adjudged to have engaged in willful misconduct or to have acted in a manner which was knowingly fraudulent or deliberately dishonest, or had reasonable cause to believe that his or her conduct was unlawful.

Compensation Committee Interlocks and Insider Participation

The Directors who served as members of the Compensation Committee during fiscal 2012 were Jeffrey J. Fenton, Thomas H. Johnson (from August 1, 2011 to February 1, 2012), Francis J. Jules, Edward E. Lucente, Joseph M. O’Donnell (from June 20, 2012) and Jeffrey S. Wald (from June 20, 2012). No member of the Compensation Committee was at any time during fiscal 2012 or at any other time an officer or employee of the Company. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee during fiscal 2012.

Independent Registered Public Accounting Firm Fees

The following is a summary of the fees billed to the Company by KPMG LLP for professional services rendered for the fiscal years ended July 31, 2012 and 2011:

Fee Category	Fiscal 2012 Fees	Fiscal 2011 Fees
Audit Fees(1)		2,056,212
Audit-Related Fees(2)		60,722
Tax Fees(3)		300,151
All Other Fees(4)		70,840

Total Fees		2,487,925

(1)	Audit fees for fiscal 2012 and fiscal 2011 consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements, and costs associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-related fees for fiscal 2012 and fiscal 2011 consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”
(3)	Tax fees for fiscal 2012 and fiscal 2011 consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services included assistance regarding federal, state and international tax compliance, customs and duties and international tax planning.
(4)	All other fees consist of fees billed for statutory financial assistance in fiscal 2012 and due diligence assistance services in fiscal 2011.

Audit Committee Policy on Pre-Approval of Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit services to be provided by the Company’s independent registered public accounting firm or other firms, and all non-audit services to be provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Company’s independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During fiscal 2012 and fiscal 2011, all services rendered by KPMG LLP to the Company were pre-approved by the Audit Committee.

Audit Committee Financial Expert

The Board has determined that Michael J. Mardy is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. Mr. Mardy is independent as defined in applicable Nasdaq listing standards.

Audit Committee Report

Upon completion of the Company’s previously announced restatement of its audited financial statements for fiscal years 2009, 2010 and 2011, and unaudited selected financial data for fiscal years 2007 and 2008, as well as unaudited interim financial statements for the four fiscal quarters of each of 2010 and 2011, and the first two quarters of fiscal 2012, and the filing of the Company’s Annual Report on Form 10-K for fiscal 2012 (which will be completed prior to the mailing of this Proxy Statement), the Audit Committee expects to issue a report consistent with the following:

The Audit Committee of the Board has reviewed and discussed the Company’s audited financial statements for fiscal 2012 with the Company’s management. The Audit Committee has discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61. The Audit Committee has discussed with KPMG LLP its independence and has received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether KPMG LLP’s provision of non-audit services to the Company is compatible with maintaining KPMG LLP’s independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2012.]

AUDIT COMMITTEE

Michael J. Mardy, Chair

Virginia G. Breen

Francis J. Jules

Edward E. Lucente

Joseph M. O’Donnell

The information contained in the foregoing report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference into any of the Company’s previous or future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Certain Relationships and Related Transactions

The Audit Committee of our Board has adopted a written policy and procedures for the review and approval of related-party transactions. A “related-party transaction” is a transaction that meets the minimum threshold for disclosure under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a “related person” or entity has a direct or indirect material interest). “Related persons” include the Company’s executive officers, directors, nominees for directors, 5% or more beneficial owners of our Common Stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. When a potential related-party transaction is identified, management presents it to the Audit Committee to determine whether to approve or ratify it.

The Audit Committee reviews the material facts of any related-party transaction and either approves or disapproves of the entry into the transaction. In the course of reviewing the related-party transaction, the Audit Committee considers whether (i) the transaction is fair and reasonable to the Company, (ii) under all of the circumstances the transaction is in, or not inconsistent with, the Company’s best interests, and (iii) the transaction will be on terms no less favorable to the Company than could have been obtained in an arms’ length transaction with an unrelated third party. If advance approval of a related-party transaction is not feasible, then the transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified by the Audit Committee. No director may participate in the approval of a transaction for which he or she is a related party.

When a related-party transaction is ongoing, any amendments or changes are reviewed and the transaction is reviewed annually for reasonableness and fairness to the Company.

In fiscal 2012, there were no related-party transactions involving the Company and a related person.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC.

Based solely on its review of the copies of such forms received or written representations from certain reporting persons, the Company believes that, during fiscal 2012, its officers, directors and ten-percent stockholders complied with all applicable Section 16(a) filing requirements applicable to such individual, other than three late Forms 4 filed by Handy & Harman Ltd. reporting three late transactions. There are no known failures to file a required Form 3, Form 4 or Form 5.

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2012, including exhibits, is available without charge upon request from the Company. Requests for copies of the Annual Report on Form 10-K should be sent to the Company’s Office of Investor Relations at ModusLink Global Solutions, Inc., 1601 Trapelo Road, Waltham, Massachusetts 02451.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of our Proxy Statement, 2012 Annual Report or Notice of Internet Availability of Proxy Materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write, email or call our Investor Relations department at 1601 Trapelo Road, Waltham, Massachusetts 02451, email: ir@moduslink.com, or telephone: (781) 663-5012. If you want to receive separate copies of the Proxy Statement, 2012 Annual Report or Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address, email or telephone number.

Manner and Cost of Proxy Solicitation

We will pay for the entire cost of soliciting proxies. The Company estimates that the total expenditures relating to the Company’s current proxy solicitation (other than salaries and wages of officers and employees) will be approximately $        million, of which approximately $        has been incurred as of the date hereof. In addition to solicitation by mail, our directors and the executive officers identified in Appendix I may, without additional compensation, solicit proxies by mail, in person, by telephone or other electronic means or by means of press release or other public statements. Additional information about persons who are participants in this proxy solicitation is set forth in Appendix I.

We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. In addition, we have retained Innisfree M&A Incorporated (“Innisfree”) to assist in the proxy solicitation for a fee up to $300,000, plus reimbursement of out-of-pocket expenses. Innisfree has advised the Company that approximately             of its employees will be involved in the proxy solicitation by Innisfree on behalf of the Company. In addition, Innisfree and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Other Matters

The Board does not know of any other matter which may properly come before the 2012 Meeting. If any other matters are properly presented to the 2012 Meeting, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Proposals of Stockholders for 2013 Annual Meeting and Nomination of Directors

Any proposal that a stockholder of the Company wishes to be considered for inclusion in the Company’s Proxy Statement, Notice of Internet Availability of Proxy Materials and proxy card for the Company’s 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”) must be submitted to the Secretary of the Company at its offices, 1601 Trapelo Road, Waltham, Massachusetts 02451, no later than                     , 2013. In addition, such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and the Company’s Bylaws, as applicable.

If a stockholder of the Company wishes to present a proposal or nominate a director before the 2013 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company’s Proxy Statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice no earlier than                     , 2013 and no later than                     , 2013 (unless the Company’s 2013 Annual Meeting is held before                     , 2013 or after                     , 2014, in which case different deadlines are established by the Company’s Bylaws) and the stockholder must comply with the provisions of the Company’s Bylaws. If a stockholder fails to provide timely notice of a proposal to be presented at the 2013 Annual Meeting, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2013 Annual Meeting.

If you have any questions or need additional assistance, please contact the Company’s proxy solicitor:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: 877-750-5836

Banks and Brokers Call Collect: 212-750-5833

By Order of the Board of Directors,

Peter L Gray, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

Waltham, Massachusetts

January     , 2013

Appendix I

SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

Unless otherwise noted, capitalized terms used but not defined in this Appendix I shall have the meanings ascribed to them in the Proxy Statement to which this Appendix I is attached.

The Company, its Directors, its nominees for Directors and certain of its executive officers and employees are participants in a solicitation of proxies in connection with the 2012 Meeting. The Directors, nominees for Directors, executive officers and employees of the Company who are participants in the solicitation (the “Participants”) are listed below.

Directors and Nominees

The principal occupations of our Directors and nominees for Directors who are considered “participants” in our solicitation are set forth under the section above titled “Proposal 1—Election of Directors” of this Proxy Statement. The business address of each of the Directors and nominees for Directors is c/o ModusLink Global Solutions, Inc., 1601 Trapelo Road, Suite 170, Waltham, Massachusetts 02451.

Virginia G. Breen

Jeffrey J. Fenton

Francis J. Jules

Edward E. Lucente

Michael J. Mardy

Joseph M. O’Donnell

Jeffrey S. Wald

Officers and Employees

The principal occupations of our executive officers and employees who are considered “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with the Company, and the business address is c/o ModusLink Global Solutions, Inc., 1601 Trapelo Road, Suite 170, Waltham, Massachusetts 02451.

Name	Principal Occupation
Steven G. Crane	Chief Financial Officer
Peter L. Gray	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Robert M. Joyce	Director, Investor Relations

Information Regarding Ownership of the Company’s Securities by Participants

The shares of our Common Stock beneficially owned or held as of November 26, 2012 by the persons listed above under “Directors and Nominees” and by Mr. Crane and Mr. Gray, are set forth in the section titled “Security Ownership of Certain Beneficial Owners and Management” of this proxy statement. Mr. Joyce holds 880 shares of Common Stock.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth information regarding grants, purchases and sales of the Company’s securities by Participants during the past two years.

Name	Transaction Date	# of Shares		Transaction Type
Virginia G. Breen	1/3/2011 1/3/2012	11,494 15,122		1 1
Jeffrey J. Fenton	10/25/2010 11/1/2010 1/3/2011 1/3/2012	14,400 20,000 11,494 15,122		2 3 1 1
Francis J. Jules	1/3/2011 1/3/2012	11,494 15,122		1 1
Edward E. Lucente	1/3/2011 1/3/2012	11,494 15,122		1 1
Michael J. Mardy	1/3/2011 6/15/2011 1/3/2012	11,494 2,000 15,122		1 2 1
Joseph M. O’Donnell	11/1/2010 1/3/2011 1/3/2012	20,000 11,494 15,122		3 1 1
Jeffrey S. Wald	3/28/2012	13,505		1
Steven G. Crane	9/28/2010 10/1/2010 10/1/2010 10/2/2010 9/30/2011 10/1/2011 10/2/2011 10/1/2012 10/2/2012	(953 30,534 40,000 (3,705 70,600 (3,232 (3,705 (3,232 (2,117	) ) ) ) ) )	4 1 3 4 3 4 4 4 4
Peter L. Gray	9/28/2010 10/1/2010 10/1/2010 10/2/2010 9/30/2011 10/1/2011 10/2/2011 10/1/2012 10/2/2012	(530 26,534 30,000 (2,117 58,900 (2,809 (2,117 (2,809 (2,117	) ) ) ) ) )	4 1 3 4 3 4 4 4 4
Robert M. Joyce	7/28/2011	1,000		1
	7/28/2012	(120)		4

(1)	Restricted stock grant.
(2)	Open market purchase.
(3)	Stock option grant.
(4)	Payment of tax liability by withholding securities incident to vesting of restricted stock.

Miscellaneous Information Concerning Participants

Except as described in this Appendix I or otherwise disclosed in the Proxy Statement, to the Company’s knowledge:

•	No associate of any Participant beneficially owns, directly or indirectly, any securities of the Company.

•	No Participant beneficially owns, directly or indirectly, any securities of the Company.

•	No Participant owns any securities of the Company of record that such Participant does not own beneficially.

•

Since the beginning of the Company’s last fiscal year, no Participant or any of his or her associates or immediate family members was a party to any transaction, or is to be a party to any currently proposed transaction, in which (a) the Company was or is to be a participant, (b) the amount involved exceeded or exceeds $120,000 and (c) any such Participant, associate or immediate family member had or will have a direct or indirect material interest.

•

No Participant or any of his or her associates has any arrangements or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

•

No Participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or giving or withholdings of proxies.

•

No Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2012 Meeting other than, with respect to each Director nominee, such nominee’s interest in election to the Board.

Except as otherwise disclosed in the Proxy Statement, (a) no occupation carried on by any Director during the past five years was carried on with any corporation or organization that is a parent, subsidiary or other affiliate of the Company, (b) there are no family relationships among any of the Directors and any executive officers of the Company, nor is there any arrangement or understanding between any Director, executive officer and any other person pursuant to which that Director or executive officer was selected as a Director or executive officer of the Company, as the case may be, and (c) there are no material proceedings in which any Director or executive officer of the Company is a party adverse to the Company or any of its subsidiaries, or has a material interest adverse to the Company or any of its subsidiaries.

Appendix II

FIRST AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF MODUSLINK GLOBAL SOLUTIONS, INC.

PURSUANT TO SECTION 242

OF THE GENERAL CORPORATION LAW OF

THE STATE OF DELAWARE

ModusLink Global Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies:

The Board of Directors of the Corporation, by vote of its members, duly adopted, pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), an amendment to the Restated Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State on September 29, 2008, and declared said amendment to be advisable. The amendment was duly adopted by the affirmative vote of the stockholders in accordance with the provisions of Section 242 of the DGCL. The amendment is as follows:

RESOLVED: That Section 1 of Article VII of the Restated Certificate of Incorporation of the Corporation be amended to read as follows:

Section 1. Number, Election and Terms of Directors.

Subject to the rights of the holders of any class or series of stock having a preference expressly vested in it by the provisions of Section 2 of Article FOURTH with respect to the Preferred Stock, the number of Directors of the Corporation shall be fixed by the By-Laws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the By-Laws, but in no case shall the number be less than three nor more than fifteen.

From the effectiveness of this Certificate of Amendment filed with the Secretary of State of the State of Delaware until the election of Directors at the 2013 annual meeting of stockholders, which will be held after the fiscal year ending on July 31, 2013 (each annual meeting of stockholders an “Annual Meeting”), pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, the Board of Directors shall be divided into three classes of Directors, Class I, Class II and Class III, with the Directors in Class I having a term expiring at the 2015 Annual Meeting, the Directors in Class II having a term expiring at the 2013 Annual Meeting and the Directors in Class III having a term expiring at the 2014 Annual Meeting, and Directors in each class may be removed only with cause pursuant to Section 4 of this Article SEVENTH.

Commencing with the election of Directors at the 2013 Annual Meeting, pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, the Board of Directors shall be divided into two classes of Directors, Class I and Class II, with the Directors in Class I having a term that expires at the 2015 Annual Meeting and the Directors in Class II having a term that expires at the 2014 Annual Meeting, and Directors in each class may be removed only with cause pursuant to Section 4 of this Article SEVENTH. The successors of the Directors who, immediately prior to the 2013 Annual Meeting, were members of Class II (and whose terms expire at the 2013 Annual Meeting) shall remain members of Class II; the Directors who, immediately prior to the 2013 Annual Meeting, were members of Class III and whose terms were scheduled to expire at the 2014 Annual Meeting shall be elected to Class II; and the Directors who, immediately prior to the 2013 Annual Meeting, were members of Class I and whose terms were scheduled to expire at the 2015 Annual Meeting shall remain members of Class I with a term expiring at the 2015 Annual Meeting.

Commencing with the election of Directors at the 2014 Annual Meeting, pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, there shall be a single class of Directors, Class I, with all Directors of such class having a term that expires at the 2015 Annual Meeting, and all such Directors may be removed only with cause pursuant to Section 4 of this Article SEVENTH. The successors of the Directors who, immediately prior to the 2014 Annual Meeting, were members of Class II (and whose terms expire at the 2014 Annual Meeting) shall be elected to Class I for a term that expires at the 2015 Annual Meeting, and the Directors who, immediately prior to the 2014 Annual Meeting, were members of Class I and whose terms were scheduled to expire at the 2015 Annual Meeting shall remain members of Class I with a term expiring at the 2015 Annual Meeting.

From and after the election of Directors at the 2015 Annual Meeting, the Board of Directors shall cease to be classified as provided in Section 141(d) of the General Corporation Law of the State of Delaware, and the Directors elected at the 2015 Annual Meeting (and each Annual Meeting thereafter) shall be elected for a term expiring at the next Annual Meeting and may be removed with or without cause pursuant to Section 4 of this Article SEVENTH.

IN WITNESS WHEREOF, said ModusLink Global Solutions, Inc. has caused this amendment to be signed by Peter L. Gray, its Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, this                     day of                     , 2013.

MODUSLINK GLOBAL SOLUTIONS, INC.

By:
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED

MODUSLINK GLOBAL SOLUTIONS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PRELIMINARY PROXY MATERIAL—SUBJECT TO COMPLETION

W H I T E P R O X Y

The undersigned hereby constitutes and appoints Steven G. Crane and Peter L. Gray, and each of them, the proxies of the undersigned, with full power of substitution, to attend the 2012 Annual Meeting of Stockholders of ModusLink Global Solutions, Inc. (the “Company”) to be held at [                                    ], on [            ], [                    ] [    ], 2013, at [            ]. Eastern time, and at any adjournments or postponements thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote, upon the following matters.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned shareholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR the Company’s nominees in Proposal 1 and FOR Proposals 2, 3 and 4.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby revokes all prior proxies that the undersigned has given with respect to the Annual Meeting and any adjournment or postponement thereof.

(Continued, and to be signed and dated on the reverse side.)

PRELIMINARY PROXY MATERIAL—SUBJECT TO COMPLETION

MODUSLINK GLOBAL SOLUTIONS, INC.

YOUR VOTE IS IMPORTANT.

Please take a moment now to vote your shares of ModusLink Global Solutions, Inc.

Common Stock for the upcoming Annual Meeting of Stockholders.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:

1. Vote by Telephone – Please call toll-free in the U.S. or Canada at 1-866-756-9897, on a touch-tone phone. If outside the U.S. or Canada, call 1-215-521-1351. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2. Vote by Internet – Please access https://www.proxyvotenow.com/mlnk, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

OR

3. Vote by Mail – If you do not wish to vote by telephone or over the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: ModusLink Global Solutions, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED

☒	Please mark your vote as in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE COMPANY’S NOMINEES IN PROPOSAL 1 AND

“FOR” PROPOSALS 2, 3 AND 4.

Election of Class I Directors	FOR all nominees ☐	WITHHOLD authority from all nominees ☐	*EXCEPTIONS ☐
Nominees:
01 – Francis J. Jules
02 – Michael J. Mardy

(INSTRUCTIONS: To withhold authority to vote for an individual nominee, mark the “Exceptions” box and write nominee’s name in the space provided below.)

*Exceptions

	FOR	AGAINST	ABSTAIN
2. To amend the Company’s Restated Certificate of Incorporation to declassify the Board of Directors.	☐	☐	☐

	FOR	AGAINST	ABSTAIN

3 Advisory Vote on Executive Compensation.	☐	☐	☐

	FOR	AGAINST	ABSTAIN

4. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year.	☐	☐	☐

5. Such other business that may properly come before the Meeting or any adjournments or postponements thereof.

Date:	, 2013
Signature
Signature
Title

NOTE: Please sign exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please print full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person. You may vote by telephone of Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.